    As filed with the Securities and Exchange Commission on December 24, 1997
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                             CONTINUCARE CORPORATION
             (Exact name of registrant as specified in its charter)

           FLORIDA                                              59-2716023
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                            100 SOUTHEAST 2ND STREET
                                   36TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 350-7515
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                              CHARLES M. FERNANDEZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            100 SOUTHEAST 2ND STREET
                                   36TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 350-7515
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------
                          Copies of communications to:

                             REBECCA R. ORAND, ESQ.
                            GREENBERG TRAURIG HOFFMAN
                          LIPOFF ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                               -------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED             PROPOSED
                                                                                 MAXIMUM              MAXIMUM            AMOUNT OF
                  TITLE OF EACH CLASS OF                    AMOUNT TO BE      AGGREGATE PRICE        AGGREGATE         REGISTRATION
                SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT(1)      OFFERING PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------------------------------------
8% Convertible Subordinated Notes due 2002.......            $46,000,000            100%            $46,000,000          $13,570
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon conversion       6,344,828
  of  8% Convertible Subordinated Notes due 2002..             shares(2)             N/A                 N/A                N/A
-----------------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457 under the Securities Act of 1933, as amended for the purpose of calculating the registration fee.
(2) Represents shares originally issuable upon conversion of the Notes being registered under this Registration Statement at a conversion rate of $7.25 plus an additional indeterminate number of shares as may become issuable upon the conversion of the Notes being registered hereunder by means of adjustment in the conversion price therefor. Pursuant to Rule 457(i), there is no filing fee with respect to the shares of Common Stock being registered hereunder because no additional consideration will be received in connection with the exercise of the conversion privilege.
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 24, 1997

PRELIMINARY PROSPECTUS

                             CONTINUCARE CORPORATION
                                   $46,000,000
                        8% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2002
                        6,344,828 SHARES OF COMMON STOCK,
                $.0001 PAR VALUE ISSUABLE UPON CONVERSION THEREOF

                               -------------------

         This Prospectus relates to the resale of (i) up to $46,000,000 aggregate principal amount of 8% Convertible Subordinated Notes due 2002 (the "Notes") of Continucare Corporation, a Florida corporation (the "Company"), and
(ii) 6,344,828 shares of Common Stock, $.0001 par value (the "Common Stock"), of the Company, which are initially issuable upon conversion of the Notes (the "Shares" and together with the Notes, the "Securities"). The Securities that are being registered hereby are to be offered for the account of the entities listed in the "Selling Shareholders" section of this Prospectus (the "Selling Shareholders"), or supplements to this Prospectus. The Notes were acquired by the Selling Shareholders from the Company on October 30, 1997 in connection with a private placement (the "Private Placement").

         The Notes are unsecured subordinated obligations of the Company with an aggregate principal amount of $46,000,000 and mature on October 31, 2002. The Notes bear interest at the rate of 8% per annum from the date of initial issuance, or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or provided for, payable semi-annually on April 30 and October 31 of each year, commencing April 30, 1998, to the Person (as defined herein) in whose name the Notes (or any predecessor Notes) are registered at the close of business on the Regular Record Date (as defined herein) for such interest, which shall be the April 15 or October 15 (whether or not a Business Day (as defined herein)), as the case may be, next preceding such Interest Payment Date. Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months, based on actual days elapsed.

         The Common Stock may be offered from time to time by the Selling Shareholders in transactions on the American Stock Exchange ("AMEX") or in privately-negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Specific information concerning the Selling Shareholders and their plan of distribution is set forth under "Selling Shareholders" and "Plan of Distribution."

         The Notes are convertible into Common Stock at any time after 60 days from the Private Placement and before maturity, unless previously redeemed, at a conversion price of $7.25 per share (the "Conversion Price"), subject to adjustment in certain events. The Common Stock of the Company is traded on AMEX under the symbol "CNU." On December 22, 1997, the closing price of the Common Stock as reported by the AMEX was $5.6875 per share.

         The Notes do not provide for a sinking fund. The Notes are not redeemable by the Company prior to October 31, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase such holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 calendar days after the date of the Company Notice (as defined herein) for a cash price equal to 101% of the principal amount of such Notes to be repurchased, together with accrued interest to the Repurchase Date. See "Description of Notes - Repurchase at Option of Holders Upon a Repurchase Event."

         The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) and liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Risk Factors -- Subordination."

         There is no existing public market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the holders to sell their Notes or what price holders of the Notes will be able to sell their Notes. The Selling Shareholders have informed the Company that they are making and currently intend to continue making a market in the Notes. The Selling Shareholders, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Selling Shareholders. Prior to the resale of the Notes pursuant to this Prospectus, each of the Notes was eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market"). Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange.

         The Company intends that the Registration Statement of which this Prospectus is a part, will remain effective until October 30, 1999, or such earlier date as of which such Registration Statement is no longer required for the transfer of the Securities. The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this Prospectus.

         The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Shareholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the AMEX. See "Plan of Distribution." The Selling Shareholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Shareholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE

                               -------------------

                 The Date of this Prospectus is December 24, 1997

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               -------------------

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
Available Information.............................................................................................3
Documents Incorporated by Reference...............................................................................4
The Company.......................................................................................................4
Risk Factors......................................................................................................5
Use of Proceeds..................................................................................................14
Unaudited Pro Forma Consolidated Financial Information...........................................................15
Ratio of Earnings to Fixed Charges...............................................................................23
Description of Notes.............................................................................................23
Registration Rights..............................................................................................34
Description of Capital Stock.....................................................................................36
Selling Shareholders.............................................................................................36
Plan of Distribution.............................................................................................38
Certain Federal Income Tax Consequences..........................................................................39
Legal Matters....................................................................................................41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............................41
Experts..........................................................................................................41

         CERTAIN OF THE MATTERS DISCUSSED UNDER THE CAPTIONS "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR FINANCIAL CONDITION OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR FINANCIAL CONDITION EXPRESSED OR IMPLIED BY ANY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR FINANCIAL CONDITION OF THE COMPANY TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS MADE IN CONJUNCTION WITH ANY SUCH FORWARD-LOOKING STATEMENTS, THOSE INCLUDED UNDER "RISK FACTORS" AND OTHERWISE HEREIN AND THEREIN. ANY SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               -------------------

                              AVAILABLE INFORMATION

         The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company and the Securities, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York,

New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and information statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and information statements and other information with the Commission. Such reports, proxy statements and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission referenced above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference its: (i) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended by the Company's Annual Report on Form 10-KSB/A; (ii) Definitive proxy statement for the Annual Meeting of Stockholders for fiscal 1996 on Schedule 14A; (iii) Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1997; (iv) Current Report on Form 8-K relating to an event on September 19, 1997, as amended on Form 8-K/A; (v) Current Report on Form 8-K relating to an event on October 7, 1997; (vi) Current Report on Form 8-K relating to an event on October 30, 1997;
(vii) Current Report on Form 8-K relating to an event on October 31, 1997;
(viii) Current Report on Form 8-K relating to an event on December 5, 1997; and
(ix) Registration Statement on Form 8-A, filed with the Commission on
September 4, 1996, describing the Common Stock, including any further amendment or reports filed for the purpose of updating such description.

         All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to any termination of the offering of the Securities covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to 100 Southeast 2nd Street, 36th Floor, Miami, Florida 33131, or by telephone at (305) 350-7515, Attn: President.

                                   THE COMPANY

         Continucare provides a continuum of outpatient and ancillary healthcare services with a primary focus on rehabilitative outpatient treatment of musculoskeletal injuries and diseases, such as arthritis, osteoporosis, stroke and traumatic injuries. The Company's services include physical rehabilitation, physician practice management, home healthcare, behavioral health management and laboratory services within its physician practices. Commencing its current business in February 1996, the Company has derived substantially all of its revenues from contracts to provide management, staffing and billing services for physical rehabilitation and behavioral health programs in hospitals and freestanding rehabilitation centers. The Company is actively expanding its Florida delivery services network to establish a mature continuum services model to replicate in other selected markets. The Company's clients include Tenet Healthcare, Inc., Bally Total Fitness and Foundation Health Services, Inc.

         The Company's principal place of business is 100 Southeast 2nd Street, 36th Floor, Miami, Florida 33131, and its telephone number at that address is
(305) 350-7515. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus and the documents incorporated by reference herein, the following factors, among others, should be considered carefully in evaluating an investment in the Securities offered hereby.

LIMITED OPERATING HISTORY; NEW AREAS OF OPERATIONS

         Continucare has been involved in its current business since February 1996, and has had limited operations to date. The Company's prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered in connection with an early-stage business in a highly-regulated, competitive environment. No assurance can be given that the Company will successfully implement any of its plans in a timely or effective manner or whether the Company will be able to generate significant revenues or continue to operate profitably.

         In addition, as part of its strategy to expand its continuum of healthcare services, the Company has recently expanded its services to include home health and physician practices. In connection with certain recent acquisitions, the Company has and will enter into managed care or capitated arrangements pursuant to which the Company would be subject to significant risk if its revenues were insufficient to cover increased variable costs resulting from requirements of greater than expected levels of medical care. There is no assurance that the Company will be able to successfully integrate these newly acquired businesses into its current operations.

RISKS RELATING TO ACQUISITION STRATEGY

         The Company has expanded and intends to continue to expand its operations through acquisitions of healthcare related companies. The Company continually engages in evaluations of potential acquisitions. In implementing this acquisition strategy, the Company will compete with other potential acquirors, some of which may have greater financial or operational resources than the Company. Competition for acquisitions may intensify due to the ongoing consolidation in the healthcare industry, which may increase the costs of capitalizing on such opportunities. Consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness and the issuance of additional equity. The issuance of shares of Common Stock for an acquisition may result in dilution to shareholders.

         The financial performance of the Company is and will continue to be subject to various risks associated with the acquisition of businesses, including the expenses associated with the integration of the acquired businesses, difficulties in assimilating the operations of the acquired businesses and diversion of management resources. The successful integration of acquired businesses is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations, financial results and cash flows. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. Also, as the Company enters into new geographic markets, the Company will be required to comply with laws and regulations of states that differ from those in which the Company's operations are currently conducted. There can be no assurance that the Company will be able to effectively establish a presence in these new markets. While many of the expenses arising from the Company's efforts in these areas may have a negative effect on operating results until such time, if at all, as these expenses are offset by increased revenues, there can be no assurance that the Company will be able to implement its acquisition strategy, or that this strategy will ultimately be successful.

         As part of its regular on-going evaluation of acquisition opportunities, the Company is currently engaged in a number of separate and unrelated preliminary discussions concerning possible acquisitions that the Company believes would be synergistic with its core business if consummated. These acquisitions may involve consideration substantially in excess of amounts previously paid by the Company in any single acquisition. The Company is in the early stages of such discussions and has not entered into any agreement in principle with respect to any of these possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of Common Stock (which would increase the number of shares of Common Stock outstanding) or other securities of the Company, borrowings (which may adversely affect the Company's ability to service its debt) (including the Notes), or a combination thereof. Prior to consummating any such possible acquisitions, the Company, among other things, will have to initiate and satisfactorily complete its due diligence investigation; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and secure financing. The Company cannot predict whether any such acquisitions will be consummated or, if consummated, will result in a financial or other benefit to the Company.

REIMBURSEMENT CONSIDERATIONS

         The Company receives fees for its services to client hospitals, community mental health centers ("CMHCs"), comprehensive outpatient rehabilitation facilities ("CORFs"), home health agencies ("HHAs") and from patient billings. The Company or its clients receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors. The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels. Because a substantial portion of the services provided by the Company are covered by Medicare, any changes which limit or reduce Medicare reimbursement levels could have a material adverse effect on the Company.

         Significant changes have been and may be made in the Medicare program, which could have a material adverse effect on the Company's financial condition. In addition, legislation has been or may be introduced in the Congress of the United States which, if enacted, could adversely affect the operations of the Company by, for example, decreasing reimbursement by third-party payors such as Medicare or limiting the ability of the Company to maintain or increase the level of services provided to patients.

         Title XVIII of the Social Security Act authorizes Part A of the Medicare program, the health insurance program that pays for inpatient care for covered persons (generally, those age 65 and older and the long term disabled) and Medicare Part B, a voluntary supplemental medical assistance insurance program. Health care providers, including the Company's CORFs and HHAs may participate in the Medicare program subject to certain conditions of participation and acceptance of a provider agreement by the Secretary of Health and Human Services ("HHS"). Only enumerated services, upon satisfaction of certain criteria, are eligible for Medicare reimbursement. Relative to the services of the Company's Medicare certified HHAs and CORFs, Medicare reimburses the "reasonable costs" for services up to program limits. Medicare reimbursed costs are subject to audit, which may result in a decrease in payments the Company has previously received.

         Medicare pays acute care hospitals for most services provided to eligible inpatients under a payment system known as the "Prospective Payment System" ("PPS"). Separate PPS payments are made for inpatient operating costs and inpatient capital-related costs. Some costs are also paid on the basis of "reasonable cost."

         Medicare Part B reimburses the operating cost component of most outpatient services on a reasonable cost basis, subject to a 5.8% reduction which the Balanced Budget Act of 1997 (the "Budget Act"), extended through federal fiscal year 2000. See "--The Balanced Budget Act of 1997." Medicare reimburses hospitals for some outpatient services on the basis of fee schedules, which may be less than a hospital's actual costs for providing the services rendered. The ultimate impact on a hospital will depend upon its ability to control the costs of providing such services. Under the Budget Act, the Secretary of HHS is required to develop a proposal to place outpatient hospital services under the PPS beginning in calendar year 1999. Such a system would cause a hospital with costs above the payment rate to incur losses on such services provided to Medicare patients.

         Reimbursement for services rendered to patients in a hospital's distinct part psychiatric unit are exempted from PPS and are reimbursed on a "reasonable cost" basis, subject to per diem limits contained in the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") rate of increase ceiling on inpatient costs per discharge. The

TEFRA target limits are based on the hospital's allowable inpatient operating costs per case for its cost reporting period beginning on or after October 1, 1982. The TEFRA target limits are adjusted annually to account for inflation. Pursuant to the Budget Act, there will be no annual update to the TEFRA target limits. A hospital's target limit update will depend on the hospital's target amount and costs. Hospitals exceeding their target limit may be entitled to an exception to those limits. In some instances, the Company's costs of providing behavioral health programs to hospitals may contribute to the hospitals' costs being in excess of reimbursement under the TEFRA target limits.

         Pursuant to the Medicaid program, the federal government supplements funds provided by the various states for medical assistance to the medically indigent. Payment for such medical and health services is made to providers in an amount determined in accordance with procedures and standards established by state law under federal guidelines. Significant changes have been and may continue to be made in the Medicaid program which could have a material adverse effect on the financial condition, results of operations and cash flows of the Company.

         During certain fiscal years, the amounts appropriated by state legislatures for payment of Medicaid claims has not been sufficient to reimburse providers for services rendered to Medicaid patients. Failure of a state to pay Medicaid claims on a timely basis may have a material adverse effect on the Company's cash flow, results of operations and financial condition.

         In 1992, the Medicare program begin reimbursing physicians and certain non-physician professionals such as physical occupational and speech therapists, clinical psychologists and clinical social workers, pursuant to a fee schedule derived using a resource-based relative value scale ("RBRVS"). Reimbursement amounts under the physician fee schedule are subject to periodic review and adjustment and may affect the Company's revenues to the extent they are dependent on reimbursement under the fee schedule.

THE BALANCED BUDGET ACT OF 1997

         The Budget Act, recently passed by Congress and signed into law by President Clinton on August 5, 1997, contains numerous provisions related to Medicare and Medicaid reimbursement and many provisions that may affect the Company's CMHCs, CORFs and HHAs. Although many of the details will not be clarified and/or implemented for the next one to six years, the general thrust of the provisions dealing with Medicare and Medicaid contained in the Budget Act are intended to incentivize providers to deliver services at lower costs. The Budget Act also expands the current requirements that hospitals have a discharge planning process, including information on the availability of non-hospital home health services and providers in the area. Each plan must also identify the entities to whom a patient is referred in which the hospital has a "disclosable financial interest" or which has such an interest in the provider. The effective date of the disclosure provisions is not known at this time. The Secretary of HHS is required to issue regulations implementing such provisions within one year of the date of enactment. Hence, the Budget Act provides the Company's HHAs with greater access to hospital patients, a market previously more restricted. The Budget Act also requires the Secretary of HHS to implement a PPS for both CORF and HHA services, and reduces the amount of Medicare reimbursement for HHA services. Under such a PPS system, providers will be reimbursed a fixed fee per treatment unit, and a provider having costs greater than the prospective amount will incur losses. It cannot be predicted what effect, if any, such new PPS will have on the operations of the Company. The Budget Act also established per beneficiary caps on certain outpatient rehabilitation services, including a $1,500 annual limit per discipline, for outpatient rehabilitation services.

         Among the other changes made by the Budget Act are the following: (i) reducing the amounts which the federal government will pay for services provided to Medicare and Medicaid beneficiaries by an estimated $115 billion and $13 billion, respectively over the next five years; (ii) reducing payments to hospitals for inpatient and outpatient services provided to Medicare beneficiaries by an estimated $44 billion over the next five years; (iii) establishing the Medicare+Choice Program, which expands the availability of managed care alternatives to Medicare beneficiaries, including Medical Savings Accounts; (iv) converting the Medicare reimbursement of outpatient hospital services from a reasonable cost basis to a PPS; (v) adjusting the manner in which Medicare calculates the amount of copayments which are deducted from the Medicare payment to hospitals for outpatient services; (vi) freezing the Medicare hospital PPS and PPS-exempt hospital and distinct part unit update for fiscal year 1998, and limiting the level of annual updates for subsequent years; (vii) reducing various other Medicare payments to providers; (viii) repealing the federal Boren amendment, which imposed certain requirements on the level of reimbursement paid to hospitals for services rendered to Medicaid beneficiaries; (ix) permitting states to mandate managed care for Medicaid beneficiaries without the need for federal waivers; (x) instituting permanent, mandatory exclusion from any federal health care program for those convicted of three health care-related crimes, and a mandatory 10-year exclusion for those convicted of two health care-related crimes. Additionally, the Secretary of HHS will be able to deny entry into Medicare or Medicaid or deny renewal to any provider or supplier convicted of any felony that the Secretary deems to be "inconsistent with the best interests" of the program's beneficiaries; and (xi) creating a new civil monetary penalty for violations of the federal Anti-Kickback Law for cases in which a person contracts with an excluded provider for the provision of health care items or services where the person knows or should know that the provider has been excluded from participation in a federal health care program. Violations will result in damages three times the remuneration involved, as well as a penalty of $50,000 per violation.

         It is not possible at this time to predict how the provisions of the Budget Act will affect the Company.

PROPOSED LEGISLATION

         Legislation pending before Congress proposes to alter the financing and delivery of health care services provided by the Company (beyond the changes made by the Budget Act). There are wide variations among the bills and their ultimate effect on the Company cannot be determined. Certain proposals would encourage the growth of managed care networks, extend temporary reductions in Medicare reimbursement imposed under current law, impose additional costs in Medicare reimbursement and substantially restructure Medicaid.

EXECUTIVE ACTION

         In September 1997 President Clinton imposed, subject to certain narrow exceptions, a six-month moratorium on the certification of new
Medicare-participating HHAs. As a result, it is unlikely that new HHAs will be certified by the Health Care Financing Administration ("HCFA") in the Company's markets during such moratorium period.

ADDITIONAL PAYOR CONSIDERATIONS

         A limited number of the Company's management contracts require the Company to refund a portion of its fee if either Medicare denies reimbursement for an individual patient treatment or if the fee paid to the Company is disallowed as a reimbursable cost. Also, Medicare retrospectively audits cost reports of client hospitals, CMHCs, CORFs and HHAs upon which Medicare reimbursement for services rendered in the programs managed by the Company is based. Accordingly, at any time, the Company could be subject to refund obligations to such clients for prior period cost reports that have not been audited and settled as of the date hereof. Any significant decrease in Medicare reimbursement levels or the imposition of significant restrictions on participation in the Medicare program, or the disallowance by Medicare of any significant portion of costs of the Company's client hospitals, CMHCs, CORFs and HHAs, including the fees paid or payable to the Company, where the Company has a reimbursement denial repayment obligation, could materially and adversely affect the Company.

         Certain private insurance companies contract with hospitals and other providers on an "exclusive" or a "preferred provider" basis and some insurers have introduced plans known as "preferred provider organizations" ("PPOs"). Under such plans, there may be financial incentives for subscribers to use only those providers that contract with the plans. Under an exclusive provider plan, which includes most "health maintenance organizations" ("HMOs"), private payors limit coverage to those services provided by selected providers. With this contracting authority, private payors may direct patients away from nonselected providers by denying coverage for services provided by them.

         Most PPOs and HMOs currently pay providers on a discounted fee-for-service basis or on a discounted fixed rate per day of care. Many health care providers do not have accurate information about their actual costs of providing specific types of care, particularly since each patient presents a different mix of services and lengths of stay. Consequently, the discounts offered to PPOs and HMOs may result in payments at less than actual costs.

         Payors, including Medicare and Medicaid, are attempting to manage costs, resulting in declining amounts paid or reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by hospitals on a per diem, episodic or capitated basis will increase in the future. There can be no assurance that if amounts paid or reimbursed to hospitals, CMHCs, CORFs and HHAs decline, it will not adversely affect the Company.

         The Company's clients are reimbursed by Medicare for a substantial majority of the partial hospitalization services provided by such programs. HCFA has recently advised fiscal intermediaries who process Medicare reimbursements to review more closely partial hospitalization programs. As a result some fiscal intermediaries have initiated focused medical reviews of partial hospitalization programs. There can be no assurance as to the effects of any focused medical review that hereafter may be conducted on programs managed or operated by the Company.

INCREASED SCRUTINY OF HEALTHCARE INDUSTRY

         The healthcare industry has in general been the subject of increased government and public scrutiny in recent years, which has focused on the appropriateness of the care provided, referral and marketing practices and other matters. Increased media and public attention has recently been focused on the outpatient services industry in particular as a result of allegations of fraudulent practices related to the nature and duration of patient treatments, illegal remuneration and certain marketing, admission and billing practices by certain healthcare providers. The alleged practices have been the subject of federal and state investigations, as well as other legal proceedings. Home healthcare, an area into which the Company is expanding, is a target for investigations because yearly Medicare payments to these types of services have increased substantially during the past several years. The Company is unable to predict the effect of a post-payment review on its home health agencies or publicity in general about the healthcare services industry might have on the Company. There can be no assurance that the Company or the acute care hospitals, CMHCs, CORFs, and HHAs, which offer healthcare programs now or hereafter owned or managed by the Company, will not be subject to federal and state review or investigation from time to time.

         Federal and state governments have recently focused significant attention on healthcare reform intended to control healthcare costs and to improve access to medical services for uninsured individuals. These proposals include cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. See "--Reimbursement Considerations." It is uncertain at this time what legislation regarding healthcare reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company's business, prospects, financial condition or results of operations.

CONTRACT TERMS AND RENEWALS

         Commencing its current operations in February 1996, the Company has derived substantially all of its revenues from contracts to provide management, staffing and billing services for physical rehabilitation and behavioral health programs in hospitals and freestanding rehabilitation centers. These contracts have initial terms of 3 to 15 years and many have automatic renewal terms subject to termination by either party. Substantially all of the Company's management contracts may be terminated by either party without cause upon advance notice of between 30 and 180 days depending on the particular contract. In addition, such contracts generally provide for early termination either by the client hospital, CMHC or CORF for "cause." The continued success of the Company is subject to its ability to renew or extend existing management contracts and obtain new management contracts. Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain hospitals to convert their outpatient programs from independently managed programs to programs operated internally or to terminate their outpatient programs in order to reassign patient beds for other healthcare purposes. There can be no assurance that any hospital, CMHC, CORF or HHA will continue to do business with the Company following expiration of its management contract or earlier if the related management contract is terminated either with or without cause. Any changes in the Medicare program which have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by the Company could result in the early termination of existing management contracts and would adversely affect the ability of the Company to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts would result in a significant decrease in the Company's revenues and would have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. The Company has entered into a letter of intent to sell its Medicare behavioral health management contracts with freestanding centers and hospitals and is currently negotiating the purchase of the assets of a Florida based company that provides behavioral health services to outpatient physician centers and hospitals through managed care contracts at eight locations.

GOVERNMENT REGULATION

         The federal government and all states in which the Company operates regulate certain aspects of the healthcare services provided by programs managed by the Company and other healthcare services provided by the Company. In particular, the development and operation of healthcare facilities are subject to federal, state and local licensure and certification laws. Healthcare facilities are subject to periodic inspection by governmental and other authorities to assure compliance with the standards established for continued licensure under state law and certification under the Medicare and Medicaid programs. A failure to obtain or renew any required regulatory approvals or licenses could prevent such healthcare facility from offering outpatient services or receiving Medicare, Medicaid or other third party payments.

         The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services.

         Federal "Fraud and Abuse" Laws and Regulations. The Federal Medicare/Medicaid Anti-Fraud and Abuse Amendments to the Social Security Act (the "Anti-Kickback Law") make it a criminal felony offense to knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business for which reimbursement is provided under the Medicare or Medicaid programs. In addition to criminal penalties, including fines of up to $25,000 and five (5) years imprisonment, violations of the Anti-Kickback Law can lead to civil monetary penalties (which, pursuant to the Budget Act, can amount to as much as $50,000 for each violation, plus up to treble damages, based on the remuneration illegally offered, paid, received or solicited) and exclusion from Medicare, Medicaid and certain other state and federal health care programs. The scope of prohibited payments in the Anti-Kickback Law is broad and includes economic arrangements involving hospitals, physicians and other health care providers, including joint ventures, space and equipment rentals, purchases of physician practices and management and personal services contracts. HHS has published regulations which describe certain "safe harbor" arrangements that will not be deemed to constitute violations of the Anti-Kickback Law. HHS is expected to promulgate additional safe harbor regulations in the future. The safe harbors described in the regulations are narrow and do not cover a wide range of economic relationships which many hospitals, physicians and other health care providers consider to be legitimate business arrangements not prohibited by the statute. Because the regulations describe safe harbors and do not purport to describe comprehensively all lawful or unlawful economic arrangements or other relationships between health care providers and referral sources, health care providers having these arrangements or relationships may be required to alter them in order to ensure compliance with the Anti-Kickback Law.

         Management of the Company believes that its contracts with providers, physicians and other referral sources are in material compliance with the Anti-Kickback Law and will make every effort to comply with the Anti-Kickback Law. However, in light of the narrowness of the safe harbor regulations and the scarcity of case law interpreting the Anti-Kickback Law, there can be no assurances that the Company will not be alleged to have violated the Anti-Kickback Law, and if an adverse determination is reached, whether any sanction imposed would have a material adverse effect on the Company's financial condition, results of operations or cash flows.

         The Office of the Inspector General of the Department of HHS, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of health care services.

         Restrictions on Physician Referrals. The federal Anti-Self Referral Law (the "Stark Law") prohibits certain patient referrals by interested physicians. Specifically, the Stark Law prohibits a physician, or an immediate family member, who has a financial relationship with an entity, from referring Medicare or Medicaid patients with limited exceptions, to that entity for the following "designated health services", clinical laboratory services, physical therapy services, occupational therapy services, radiology or other diagnostic services, durable medical equipment and supplies, radiation therapy services and supplies, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics and prosthetic devices, home health services, outpatient prescription drugs, and inpatient and outpatient hospital services. A financial relationship is defined to include an ownership or investment in, or a compensation relationship with, an entity. The Stark Law also prohibits an entity receiving a prohibited referral from billing the Medicare or Medicaid programs for any services rendered to a patient. The Stark Law contains certain exceptions that protect parties from liability if the parties comply with all of the requirements of the applicable exception. The sanctions under the Stark Law include denial and refund of payments, civil monetary penalties and exclusions from the Medicare and Medicaid programs.

         Management of the Company believes that it is presently in material compliance with the Stark Law and will make every effort to comply with the Stark Law. However, in light of the lack of regulatory guidance and the scarcity of case law interpreting the Stark Law, there can be no assurances that the Company will not be alleged to have violated the Stark Law, and if an adverse determination is reached, whether any sanction imposed would have a material adverse effect on the Company's results of operations, financial condition or cash flows.

         Corporate Practice of Medicine Doctrine. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws and, from time to time, the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company.

         Certificates of Need and Certificates of Exemption. Many states, including states in which the Company operates, have procedures for the orderly and economical development of health care facilities, the avoidance of unnecessary duplication of such facilities and the promotion of planning for development of such facilities. Such states require health care facilities to obtain Certificates of Need ("CONs") or Certificates of Exemption ("COEs") before: initiating projects in excess of a certain threshold for the acquisition of major medical equipment or other capital expenditures; changing the scope or operation of a health care facility; establishing or discontinuing a health care service or facility; increasing, decreasing or redistributing bed capacity; and/or changing of ownership of a health care facility, among others. Possible sanctions for violation of any of these statutes and regulations include loss of licensure or eligibility to participate in reimbursement programs and other penalties. These laws vary from state to state and are generally administered by the respective state department of health. The Company seeks to structure its business operations in compliance with these laws and has sought guidance as to the interpretation of such laws and the procurement of required CONs and/or COEs. There can be no assurance, however, that the Company or any of its clients will be able to obtain required CONs and/or COEs in the future.

         The Company is unable to predict the future course of federal, state or local legislation or regulation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

DEPENDENCE ON KEY EMPLOYEES AND QUALIFIED MEDICAL PROFESSIONALS

         The Company's ability to achieve its growth strategy is dependent in large part upon the efforts of its senior management, particularly Charles M. Fernandez, the Company's Chairman of the Board, Chief Executive Officer and President. The loss of the services of Mr. Fernandez could have a material adverse effect on the Company. The Company has secured a $2.0 million "key-man" life insurance policy on Mr. Fernandez. As the Company continues to expand, its business strategy becomes more dependent on its ability to recruit and retain qualified medical professionals. The Company competes with general acute care hospitals and other healthcare providers for the services of medical professionals. Demand for such medical professionals is high and such professionals often receive competing offers. No assurance can be given that the Company will be able to continue to recruit and retain a sufficient number of qualified medical professionals. The inability to successfully recruit and retain medical professionals could adversely affect the Company's ability to staff the Bally facilities and successfully implement its growth strategy.

RELIANCE ON KEY CUSTOMERS; RELATED PARTY ISSUES

         For fiscal 1997, the Company generated approximately 23.1% of total revenues from CMHCs owned by Behavioral Wellness, Inc. and certain related entities, and approximately 44.9% from CMHCs owned by Community Mental Health Center of Orlando, Inc. and certain related entities. Assuming consummation of the DHG Acquisition, approximately 35.1% of the Company's revenues on a pro forma basis for fiscal 1997 would have been derived from a capitated arrangement with Foundation Health.

         Medicare regulations limit reimbursement for healthcare charges paid to related parties. A party is considered "related" to a provider if it is deemed to be under common ownership and/or control with the provider. One test for determining common control for this purpose is whether the percentage of the total revenues of the party received from services rendered to the provider is so high that it effectively constitutes control. Another test is whether the scope of management services furnished under contract is so broad that it constitutes control. It is possible that such regulations or the interpretation thereof could limit the number of management contracts and/or the fees attributable to such contracts if a particular client of the Company is deemed "related."

LEVERAGE AND ABILITY TO SERVICE DEBT

         The level of the Company's indebtedness could have important consequences to purchasers of the Securities offered hereby, because: (i) a portion of the Company's cash flow from operations must be dedicated to debt service, including the Notes and the Company's debt obligations and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, or to pursue possible expansion of its business or acquisitions, may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally making it more vulnerable to adverse economic conditions and limiting its ability to withstand competitive pressures or take advantage of business opportunities. Certain of the Company's competitors currently operate on a less leveraged basis, and are likely to have significantly greater operating and financing flexibility than the Company following consummation of the Offering.

         The Company believes that, based upon current levels of operations, it should be able to meet its interest obligations on the Notes, and its interest and principal obligations under its credit agreements when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt obligations when due, the Company might be required to restructure or refinance its indebtedness. There is no assurance that any such restructuring or refinancing could be effected on satisfactory terms or would be permitted by the terms of the Company's then existing indebtedness. There can be no assurance that the Company's operating cash flows will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity.

SUBORDINATION

         The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all present and future Senior Indebtedness of the Company and will be effectively subordinated to all indebtedness of the Company's subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. At September 30, 1997, the Company had approximately $5.3 million of outstanding Senior Indebtedness. In the event of a payment default with respect to Senior Indebtedness, no payments may be made on account of the Notes until such default no longer exists. In addition, in the event of other defaults on Senior Indebtedness payments on the Notes may be delayed or prohibited. See "Description of Notes."

RISKS RELATED TO A REPURCHASE EVENT

         Upon the occurrence of a Repurchase Event, each Holder of the Notes may require the Company to repurchase all or a portion of such Holder's Notes. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes tendered by Holders thereof. In addition, the occurrence of certain Repurchase Events would constitute an event of default under certain of the Company's current debt agreements, including the Company's current credit facility, and the Company's repurchase of the Notes as a result of the occurrence of a Repurchase Event may be prohibited or limited by, or create an event of default under, the terms of future agreements relating to borrowings of the Company, including agreements relating to Senior Indebtedness. In the event a Repurchase Event occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a further default under the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may incur from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of the Notes. See "Description of Notes--Repurchase at Option of Holders Upon a Repurchase Event."

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of Common Stock in the public market could adversely affect the market price of the Common Stock and the Notes. As of December 5, 1997, Continucare had 13,729,802 shares of Common Stock outstanding, assuming no exercise of currently outstanding options. Although there is presently a public market for the Common Stock, there can be no assurance (and it is not presently likely) that such market will have sufficient trading activity to permit holders of Notes converted into Common Stock to sell their shares in desired amounts, or at desired prices, or that such market will be sustained, and the sale of substantial amounts of shares is likely to have a material adverse effect on the market price for the shares of Common Stock and the Notes. In addition to this registration statement, the Company has (i) registered for resale an aggregate of 8,500,000 shares of Common Stock previously issued upon formation of Continucare and pursuant to a private placement, and 370,000 shares of Common Stock held by certain option holders of the Company, which amounts included approximately 3,927,000 shares held by current officers and directors of the Company (ii) agreed to register, subject to certain agreements with the Placement Agent (as defined herein), (A) 2,250,000 shares in connection with a recent private placement, (B) 490,617 shares in connection with recent acquisitions and (C) approximately 600,000 shares in connection with warrants.

POTENTIAL VOLATILITY

         There has been significant volatility in the market price of securities of healthcare companies that often has been unrelated to the operating performance of such companies. The Company believes that certain factors, such as legislative and regulatory developments, quarterly fluctuations in the actual or anticipated results of operations of the Company, lower revenues or earnings in the financial results of the Company than those anticipated by securities analysts, the overall economy and the financial markets, could cause the price of the Common Stock and the Notes to fluctuate substantially.

COMPETITION

         The healthcare industry is highly competitive. Continucare competes with several national competitors and many regional and national healthcare companies, some of which have greater resources than Continucare. In addition, healthcare providers may elect to manage their own outpatient health programs. Competition is generally based upon reputation, price, the ability to offer financial and other benefits for the particular provider, and the management expertise necessary to enable the provider to offer outpatient programs that provide the full continuum of outpatient services in a quality and cost-effective manner. The pressure to reduce healthcare expenditures has emphasized the need to manage the appropriateness of health services provided to patients. As a result, competitors without management experience covering the various levels of the continuum of outpatient services may not be able to compete successfully.

INSURANCE

         Continucare carries general liability, comprehensive property damage, malpractice, workers' compensation and other insurance coverages that management considers adequate for the protection of Continucare's assets and operations. There can be no assurance, however, that the coverage limits of such policies will be adequate. A successful claim against Continucare in excess of its insurance coverage could have a material adverse effect on Continucare.

ABSENCE OF PUBLIC MARKET

         No public market exists for the Notes offered hereby. The Notes (and the shares of Common Stock issuable upon conversion thereof) have not been registered under the Securities Act and, while the Company has agreed to file a registration statement with the Commission with respect to the Notes offered hereby (and the Common Stock issuable upon conversion thereof), there can be no assurance that such registration statement will become effective under the Securities Act. In addition, there can be no assurance that a regular trading market will be established for the Notes or that a trading market will be sustained for the Common Stock into which the Notes are convertible. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

                                 USE OF PROCEEDS

         The shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL

The following unaudited pro forma consolidated balance sheet as of September 30, 1997 and the unaudited pro forma consolidated statement of income for the year ended June 30, 1997 and the three months ended September 30, 1997 include the Company's historical financial position and results of operations, adjusted to reflect (a) the acquisition of Doctors Health Group discussed below and (b) the sale by the Company of $46,000,000 of 8% Convertible Subordinated Notes (the "Notes") and the application of the net proceeds therefrom, as if all such events and transactions had occurred as of September 30, 1997 in the case of the consolidated balance sheet, and as of July 1, 1997 in the case of the consolidated statements of income.

The unaudited pro forma consolidated financial information has been prepared by the Company based, in part, on the audited financial statements of the businesses acquired as required under the Securities Exchange Act of 1934, adjusted where necessary, with respect to pre-acquisition periods, to conform with the fiscal year of the Company and to the basis of accounting used in the Company's consolidated financial statements. These unaudited financial statements are not intended to be indicative of the results that would have occurred if the transactions had occurred on the dates indicated or which may be realized in the future. The accompanying unaudited pro forma consolidated financial information should be read in connection with the historical financial statements and the notes thereto, in each case incorporated by reference from documents filed by the Company with the Commission, as described in "Documents Incorporated by Reference."

ACQUISITIONS

On April 10, 1997, the Company consummated the acquisition of three Florida based physician practices, including two arthritis rehabilitation centers for an aggregate purchase price of approximately $3.3 million (the "Arthritis Rehab Acquisition"). The aggregate purchase price was approximately $3.3 million of which approximately $2.5 million was borrowed by the Company under the Company's Revolving Note and Term Note. As a result of the acquisition, goodwill and other intangible assets of approximately $2.1 million was recorded, which is being amortized over a weighted average life of 20 years. This acquisition is reflected in Continucare Corporation's historical September 30, 1997 balance sheet. The pro forma consolidated statement of income for the fiscal year ended June 30, 1997 includes the nine months of operations of these entities prior to their acquisition by Continucare.

On October 31, 1997, the Company acquired certain assets of Doctors Health Group, Inc. ("DHG") for an aggregate purchase price of approximately $14.5 million of which $13.0 million was paid in cash. The remainder of the purchase price was in Continucare common stock. The cash portion of the purchase price was funded from a portion of the proceeds of the sale of the Notes. This acquisition generated approximately $8.8 million of goodwill and $5.6 in intangible assets all of which will be amortized over a range of 4 to 28 years, with an estimated weighted average of 25 years.

ISSUANCE OF NOTES

On October 30, 1997, the Company consummated the private placement of the Notes.

CONTINUCARE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 1997
-------------------------------------------------------------------------------

                                                         HISTORICAL                                                  PRO FORMA
                                                ------------------------------                                        FOR THE
                                                               ACQUISITION                        ISSUANCE OF       ACQUISITION
                                                CONTINUCARE  -----------------    ACQUISITION         NOTES            AND THE
                                                CORPORATION        DHG(1)         ADJUSTMENTS     ADJUSTMENTS           NOTES

ASSETS

Current assets:
  Cash and cash equivalents                     $ 4,507,552  $               -   $(13,342,880)(2) $ 38,000,000 (5)  $ 29,164,672
  Accountants receivable, net                     3,534,682                  -              -                -         3,534,682
  Prepaid expenses and other assets                 525,522                  -              -                -           525,522
                                                -----------  -----------------   ------------     ------------      ------------

     Total current assets                         8,567,756                  -    (13,342,880)      38,000,000        33,224,876

Other receivables                                 5,600,000                  -              -                -         5,600,000
Property and equipment, net                       1,230,491            100,000              -                -         1,330,491
Goodwill, net                                     3,249,523                  -      9,106,517(3)             -        12,356,040
Other intangible assets, net                      2,568,314                  -      5,636,363(3)     3,000,000 (5)    11,204,677
Other assets, net                                   574,300                  -                                           574,300
Deferred tax asset, net                             505,699                  -              -                -           505,699
                                                -----------  -----------------   ------------     ------------      ------------

     Total assets                               $22,296,083  $         100,000   $  1,400,000     $ 41,000,000      $ 64,796,083
                                                ===========  =================   ============     ============      ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $   929,817  $               -   $          -     $          -      $    929,817
  Accrued expenses                                1,113,848                  -              -                -         1,113,848
  Accrued medical plans                                   -                  -              -                -                 -
  Accrued interest payable                           32,372                  -              -                -            32,372
  Current portion of capital lease obligation        45,126                  -              -                -            45,126
  Current portion of notes payable                5,042,500                  -              -       (5,000,000) (5)       42,500
  Income and other taxes payable                     79,647                  -              -                -            79,647
                                               ------------  -----------------   ------------      -----------      ------------
     Total current liabilities                    7,243,310                  -              -       (5,000,000)        2,243,310

Convertible subordinated debentures                       -                                 -       46,000,000  (5)   46,000,000
Long-term debt                                      209,546                                                              209,546
Long-term accrued expenses                          150,000                  -              -                            150,000
                                               ------------  -----------------   ------------      -----------      ------------
     Total liabilities                            7,602,856                  -              -       41,000,000        48,602,856
                                               ------------  -----------------   ------------      -----------      ------------

Commitments and contingencies
Shareholders' equity
     Common stock                                     1,089                  -             24 (4)            -             1,113
     Additional paid-in capital                  14,549,884                  -      1,499,976 (4)            -        16,049,860
     Retained earnings                            2,426,584                  -              -                -         2,426,584
     Treasury stock                              (2,284,330)                 -              -                -        (2,284,330)
                                               ------------  -----------------   ------------      -----------      ------------

           Total shareholders' equity            14,693,227                  -      1,500,000                -        16,193,227
                                               ------------  -----------------   ------------      -----------      ------------

Total liabilities and shareholders' equity     $ 22,296,083  $               -   $  1,500,000      $41,000,000      $ 64,796,083
                                               ============  =================   ============      ===========      ============

                            CONTINUCARE CORPORATION
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997


The acquisition and Note adjustments reflected on the unaudited pro forma consolidated balance sheet are as follows:

1)   Represents the historical value of the assets acquired.

2)   Represents the cash paid for the acquisition of DHG.

3) The aggregate purchase price has been allocated, on a preliminary basis, to the net assets acquired based on their estimated fair market value. The allocation of the purchase price is preliminary, while the Company continues to obtain the information to determine the fair value of the assets acquired and the liabilities assumed. Therefore, an uncertainty exists with respect to the effects of the amortization periods assigned as any adjustment could result in a change to estimated annual amortization expense.


                                                              DHG
     Total purchase price                              $     14,842,880
     Net tangible assets acquired                              (100,000)
     Identifiable intangible assets acquired                 (5,636,363)
                                                       ----------------

     Goodwill                                          $      9,106,517
                                                       ================


     Goodwill and intangible assets will be amortized over a range of 4 to 28 years, with an estimated weighted average of 25 years.

     The preliminary allocation of the identifiable intangible assets acquired is as follows:


                                                  ALLOCATED VALUE
     Patient list                                 $    3,981,000
     Assembled workforce                                 248,000
     Non-compete agreement                                23,363
     Internally developed software                        24,000
     Trade name                                        1,360,000
                                                 ---------------

     Total identifiable intangible assets        $     5,636,363
                                                 ===============

4)   Represents the issuance of stock to effect the purchase of DHG as follows:

     Common stock                                    $         24
     Additional paid-in capital                         1,499,976
                                                     ------------
     Goodwill                                        $  1,500,000
                                                     ============

5) Represents the proceeds of the issuance of the Notes in the amount of $46,000,000 less related issuance costs of $3,000,000 and repayment of $5,000,000 in notes payable. The $3,000,000 of debt issuance costs capitalized will be amortized over the outstanding term of the Notes of five years.

CONTINUCARE CORPORATION


UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 1997
--------------------------------------------------------------------------------


                                                           HISTORICAL                                                  PRO
                                            ---------------------------------------                                   FORMA
                                                                ACQUISITIONS                                         FOR THE
                                                           ------------------------                                ACQUISITION
                                            CONTINUCARE                 ARTHRITIS   ACQUISITION      OFFERING        AND THE
                                            CORPORATION       DHG         REHAB     ADJUSTMENTS     ADJUSTMENTS       NOTES
Revenues:
  Capitation revenues                       $          -   $15,466,087  $        -  $         -     $         -    $ 15,466,087
  Net patient service revenues                 1,041,793             -   2,951,521            -               -       3,993,314
  Management fees                             12,874,592             -           -            -               -      12,874,592
                                            ------------   -----------  ----------  -----------     -----------    ------------

Total revenues                                13,916,385    15,466,087   2,951,521            -               -      32,333,993
                                            ------------   -----------  ----------  -----------     -----------    ------------

Expenses:
  Physician, hospital and other                        -     9,552,748           -            -               -       9,552,748
  Payroll and employee benefits                6,348,195     2,104,895   1,560,734     (905,423)(1)           -       9,108,401
  Provision for bad debt                       1,818,293             -     118,816            -               -       1,937,109
  Professional fees                            1,450,790             -      40,658            -               -       1,491,448
  General and administrative                   1,176,516     1,310,617   1,459,792            -               -       3,946,925
  Depreciation and amortization                  208,936       134,456      70,001    1,564,478 (2)     600,000(3)    2,577,871
                                            ------------   -----------  ----------  -----------     -----------    ------------

Total expenses                                11,002,730    13,102,716   3,250,001      659,055         600,000      28,614,502
                                            ------------   -----------  ----------  -----------     -----------    ------------

Income from operations                         2,913,655     2,363,371    (298,480)    (659,055)       (600,000)      3,719,491
                                            ------------   -----------  ----------  -----------     -----------    ------------

Other income (expense):
  Interest income (expense), net                 165,253        16,564           -     (189,187)(4)  (3,461,250)(5)  (3,468,620)
  Minority interest                             (171,316)            -           -            -               -        (171,316)
  Other income                                         -        22,738      61,755            -               -          84,493
                                            ------------   -----------  ----------  -----------     -----------    ------------

Total other income (expense)                      (6,063)       39,302      61,755     (189,187)     (3,461,250)     (3,555,443)
                                            ------------   -----------  ----------  -----------     ------------   ------------

Income (loss) before income taxes              2,907,592     2,402,673    (236,725)    (848,242)     (4,061,250)        164,048
Provision for income taxes                     1,200,917             -           -      414,425 (6)  (1,528,248)(7)      87,094
                                            ------------   -----------  ----------  -----------     -----------    ------------

Net income (loss)                           $  1,706,675   $ 2,402,673  $ (236,725) $(1,262,667)    $(2,533,002)   $     76,954
                                            ============   ===========  ==========  ===========     ===========    ============


Weighted average shares of common
  stock outstanding                           10,921,991                                                             11,164,089
                                            ------------                                                           ------------
Earnings (loss) per common share of
  common stock outstanding                  $       0.16                                                           $       0.01
                                            ============                                                           ============

Weighted average shares of common
  stock outstanding                           10,875,785                                                             17,462,711
                                            ------------                                                           ------------
Earnings (loss) per common share and
 common equivalent share assuming
 full dilution                              $       0.16                                                           $       0.01
                                            ============                                                           ============



The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                            CONTINUCARE CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1997

The acquisition and Note adjustments reflected on the unaudited pro forma consolidated statement of income are as follows:

1) Represents the elimination of management fees paid to a DHG shareholder of $1,055,000 which will no longer be incurred by the Company, offset by annual consulting fees of $100,000 to be paid to the same shareholder under a new consulting agreement. In addition, this adjustment includes an approximate $50,000 increase in payroll and employee benefits for the Arthritis Rehab Acquisition.

2) Represents the amortization of goodwill and other intangible assets related to the acquisitions as follows:

         Goodwill                                $    461,898
         Patient list                               1,028,100
         Assembled workforce                           15,547
         Non-compete agreement                          6,933
         Internally developed software                  3,429
         Trade name                                    48,571
                                                 ------------
         Total                                   $  1,564,478
                                                 ============


3) Represents the amortization of the capitalized debt issuance costs of $3,000,000 over five years.

4) Represents an additional nine months of interest expense on the $2,500,000 note payable drawn by the Company for the Arthritis Rehab Acquisition.

5) Represents the net effect on interest income (expense) of the issuance of the Notes (assuming for purposes of these pro forma financial statements an 8.0% interest rate of the Notes) and the repayment of the $2,500,000 note payable as follows:


                                PRINCIPAL         INTEREST RATE        INTEREST
     Notes                    $ 46,000,000           8.00%          $ (3,680,000)
     Notes payable              (2,500,000)          8.75%               218,750
                              ------------                          ------------
     Net change               $ 43,500,000                          $ (3,461,250)
                              ============                          ============

6) Represents the income tax effect of certain acquisition adjustments, of DHG's historical income before taxes (as DHG is a subchapter S corporation) and of Arthritis Rehab Acquisition's historical loss before taxes at an assumed tax rate of 37.63%.



7) Represents the income tax effect of the Offering adjustments at an assumed tax rate of 37.63%.

CONTINUCARE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997
-------------------------------------------------------------------------------

                                                                                                                   PRO
                                                          HISTORICAL                                              FORMA
                                                  --------------------------                    ISSUANCE OF      FOR THE
                                                  CONTINUCARE    ACQUISITION                                   ACQUISITION
                                                  CORPORATION    -----------   ACQUISITION         NOTES          AND THE
                                                                      DHG      ADJUSTMENTS      ADJUSTMENTS        NOTES
Revenues:
  Capitation revenues                             $        --    $ 3,906,942   $        --     $         --    $  3,906,942
  Net patient service revenues                      2,205,165             --            --               --       2,205,165
  Management fees                                   1,458,619             --            --               --       1,458,619
                                                  -----------    -----------   -----------     ------------    ------------

Total revenues                                      3,663,784      3,906,942            --               --       7,570,726
                                                  -----------    -----------   -----------     ------------    ------------

Expenses:
  Physician, hospital and other                            --      2,488,612            --               --       2,488,612
  Payroll and employee benefits                     2,309,207        396,851      (187,500)(1)           --       2,518,558
  Provision for bad debt                               89,083             --            --               --          89,083
  Professional fees                                   115,954             --            --               --         115,954
  General and administrative                          949,575        339,447            --               --       1,289,022
  Depreciation and amortization                       103,563         12,550       346,169 (2)      150,000 (4)     612,282
                                                  -----------    -----------   -----------     ------------     -----------

Total expenses                                      3,567,382      3,237,460       158,669          150,000       7,113,511
                                                  -----------    -----------   -----------     ------------     -----------

Income from operations                                 96,402        669,482      (158,669)        (150,000)        457,215
                                                  -----------    -----------   -----------     ------------     -----------

Other income (expense):
  Interest income (expense), net                       28,575             --            --         (810,625)(5)    (782,050)
  Other income                                             --         11,476            --               --          11,476
                                                  -----------     ----------   -----------     ------------     -----------

Total other income (expense)                           28,575         11,476            --         (810,625)       (770,574)
                                                  -----------     ----------   -----------     ------------     -----------

Income (loss) before income taxes                     124,977        680,958      (158,669)        (960,625)       (313,359)
Provision for income taxes                             49,677             --       196,537 (3)     (361,483)(6)    (115,269)
                                                  -----------     ----------   -----------     ------------     -----------

Net income (loss)                                 $    75,300     $  680,958   $  (355,206)    $   (599,142)    $  (198,090)
                                                  ===========     ==========   ===========     ============     ===========


Weighted average shares of common
  stock outstanding                                10,888,993                                                    11,131,091
                                                  ===========                                                   ===========

Earnings (loss) per common share of common
stock outstanding                                 $      0.01                                                   $     (0.02)
                                                  ===========                                                   ===========

Weighted average shares of common
  stock outstanding                                10,906,956                                                    17,493,882
                                                  ===========                                                   ===========

Earnings (loss) per common share and common
equivalent share assuming full dilution           $      0.01                                                   $     (0.02)
                                                  ===========                                                   ===========



The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                            CONTINUCARE CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997

The acquisition adjustments reflected on the unaudited pro forma consolidated statement of income are as follows:

1) Represents the elimination of management fees paid to a DHG shareholder of $287,500 offset by consulting fees of $100,000 to be paid to the same shareholder under a new consulting agreement.

2) Represents the amortization of goodwill and other intangible assets related to the acquisitions as follows:

Goodwill                                                 $   81,308
Patient list                                                248,813
Assembled workforce                                           2,214
Non-compete agreement                                           834
Internally developed software                                   857
Trade name                                                   12,143
                                                         ----------

Total                                                    $  346,169
                                                         ==========


3) Represents the income tax effect of certain acquisition adjustments and of DHG's historical income before taxes (as DHG is a subchapter S corporation) at an assumed tax rate of 37.63%.

4) Represents the amortization of the capitalized debt issuance costs of $3,000,000 over five years.

5) Represents the net effect on interest income (expense) of the issuance of the Notes and the repayment of $5,000,000 of notes payable as follows:


                           PRINCIPAL    INTEREST RATE        INTEREST
                      --------------   ---------------     ------------
 Convertible Notes    $   46,000,000        8.00%          $   (920,000)
 Notes payable            (5,000,000)       8.75%               109,375
                      --------------                       ------------
 Net change           $   41,000,000                       $   (810,625)
                      --------------                       ------------

6) Represents the income tax effect of the issuance of the Notes at an assumed tax rate of 37.63%.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

           FISCAL YEAR ENDED JUNE 30,         PRO FORMA      THREE MONTHS ENDED SEPTEMBER 30,       PRO FORMA
           1996                 1997             1997           1996                 1997             1997
    -----------------------  ------------    ----------     ----------------   ----------------     ---------
           43.1x                20.9x           1.04x             70.2x                4.5x            0.67x

         The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense and amortization of debt issuance costs. The pro forma information for the year ended June 30, 1997 gives effect to the (i) DHG Acquisition, (ii) Arthritis Rehab Acquisition and (iii) the sale by the Company of the Notes and the use of the net proceeds therefrom as if the transactions had occurred on July 1, 1996. The pro forma information for the three months ended September 30, 1997 gives effect to the (i) DHG Acquisition and (ii) the sale by the Company of the Notes and the use of net proceeds therefrom as if these transactions had occurred on July 1, 1997.


                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture, between the Company and American Stock Transfer & Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein. Wherever a particular defined term is referred to, such defined term refers to the Indenture and is incorporated herein by reference. As used in this Description of Notes, the term "Company" means Continucare Corporation and does not include its subsidiaries.

GENERAL

         The Notes are unsecured subordinated obligations of the Company with an aggregate principal amount of $46,000,000 and will mature on October 31, 2002. The Notes bear interest at the rate of 8% per annum from the date of initial issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 30 and October 31 of each year, commencing April 30, 1998, to the Person in whose name the Notes (or any predecessor Notes) are registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months, based on actual days elapsed.

         Principal of, and premium, if any, and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the office or agency of the Company maintained for such purposes in New York, New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register.

         The Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company is not required
(i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the mailing of notice fixed for any redemption and ending at the close of business on such Redemption Date or (ii) to register the transfer of or exchange any Notes for redemption in whole or in part, except the unredeemed portion of the Notes being redeemed in part.

         All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Note which remains unclaimed for two years after such principal, premium or interest becomes due and payable may be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

         The Indenture does not contain any provisions that would provide protection to Holders of the Notes against a sudden and dramatic decline in the credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Repurchase at Option of Holders Upon a Repurchase Event" and "Consolidation, Merger and Sale of Assets."

CONVERSION RIGHTS

         The Notes are convertible into the Common Stock of the Company at any time after 60 days following the date of initial issuance thereof and up to and including the maturity date (subject to prior redemption by the Company on not less than 20 nor more than 65 days' notice to the Trustee) initially at the conversion price of $7.25 per share (subject to adjustment as described below). The right to convert the Notes called for redemption or delivered for repurchase will terminate at the close of business on the last Trading Day prior to the Redemption Date or the Repurchase Date, unless the Company defaults in making the payment due upon redemption or repurchase. For information as to notices of redemption, see "Optional Redemption."

         The Conversion Price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price, (iii) subdivisions or combinations of Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and excluding dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above or cash distribution upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (a) all other such all-cash distributions made within the preceding 12 months in respect to which no adjustment has been made and (b) any cash and the fair market value of other consideration paid or payable in respect of any tender offers by the Company for Common Stock concluding within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (defined as being the product of the current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution, and
(vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that together with (a) any cash and the fair market value of any other consideration paid or payable in any other tender offer by the Company or any of its subsidiaries of Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in
(v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and then taken into account in any subsequent adjustment.

         In addition to the foregoing adjustments, the Company will be permitted to make such reduction in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend or distribution of stock or stock rights will not be taxable to the holders of the Common Stock.

         Subject to the rights of Holders of the Notes described below under "Repurchase at Option of Holders Upon a Repurchase Event," in case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each Note then outstanding would, without the consent of any Holders of the Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

         Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price. Upon conversion, Holders will be entitled to receive interest accrued through the date of such conversion, payable (without additional interest) on the next succeeding Interest Payment Date.

         If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for Federal income tax purposes (e.g., distributions of evidence of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Price of the Notes is reduced, such reduction may be deemed to be the payment of a taxable dividend to Holders of the Notes. Holders of the Notes could, therefore. have taxable income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax.

RESTRICTED PAYMENTS

         The Indenture provides that the Company shall not make any Restricted Payment to any Person and the Company shall not permit any Subsidiary of the Company to make any Restricted Payment other than to the Company. "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than a payment or distribution consisting solely of Capital Stock of the Company, other than Disqualified Capital Stock (as defined below)) by such Person in respect of such Person's Capital Stock, excluding dividends from one Subsidiary of the Company to another Subsidiary of the Company or to the Company and excluding cash dividends by the Company which do not exceed $2.0 million in the aggregate in any fiscal year, (ii) except for the purchase of shares of Common Stock of the Company in the aggregate amount of up to $2.0 million in any fiscal year, any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Capital Stock (other than a payment or distribution consisting solely of Capital Stock of the Company, other than Disqualified Capital Stock) or any other payment or distribution made in respect thereof, either directly or indirectly or by merger, consolidation or otherwise, or (iii) any payment, loan, contribution, or other transfer of funds or other property (other than payments or distributions consisting solely of Capital Stock of the Company, other than Disqualified Capital Stock) to any stockholder of such Person in their capacity as stockholders as opposed to employees, directors or consultants.

RANKING

         The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. No payment or distribution of any assets of the Company shall be made on account of principal of and premium, if any, or interest on the Notes, in the event and during the continuation of (i) any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto or (ii) any other event of default with respect to any Senior Indebtedness permitting the holders of such Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Trustee by any holders of Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived or ceased to exist and such acceleration shall have been rescinded or annulled; provided such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Trustee unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. No event of default which existed or was continuing on the date of any Default Notice may be made the basis for the giving of a second Default Notice and only one such Default Notice may be given in any 365-day period unless the default which was the basis for the Default Notice shall have been cured or waived for a period of not less than 180 days.

         By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

         The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         The Indenture does not prohibit the incurrence of additional indebtedness, including Senior Indebtedness. At September 30, 1997, the Company had approximately $7.6 million of aggregate liabilities, including $5.3 million of Senior Indebtedness. The Company expects from time to time to incur additional Indebtedness, including Senior Indebtedness.

CERTAIN DEFINITIONS

         "Capital Lease Obligation" means, with respect to any person, at the time any determination thereof is to be made, any obligation of such person for the payment of rent or other amounts under a lease of property or assets which obligation is required to be accounted for as a capitalized lease on the balance sheet of such person under GAAP.

         "Disqualified Capital Stock" means, with respect to any person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity of the Notes.

         "Senior Indebtedness" means, with respect to the Company, any of the following (without duplication): (i) (a) any liability or obligation of the Company for borrowed money (including, without limitation, principal of and premium, if any, interest, fees, penalties, expenses, collection expenses, and other obligations in respect thereof, and, to the extent permitted by applicable law, interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Law whether or not allowed as a claim in such proceeding), whether or not evidenced by bonds, debentures, notes or other written instruments, and any other liability or obligation evidenced by notes, bonds, debentures or similar instruments whether or not contingent, (b) any deferred payment obligation of the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument (excluding any obligation for trade payables or constituting the deferred purchase price of property or assets which is not evidenced by a note or similar instrument and which is unsecured), (c) any Capital Lease Obligations of the Company, (d) all obligations of the Company under interest rate and currency swaps, floors, caps, or similar arrangements intended to fix interest rate obligations or currency fluctuation risks, (e) all obligations of the Company evidenced by a letter of credit or any reimbursement obligation of the Company in respect of a letter of credit, (f) all obligations of others secured by a lien to which any of the properties or assets of the Company are subject (including, without limitation, leasehold interests and any intangible property rights), whether or not the obligations secured thereby have been assumed by the Company or shall otherwise be the

Company's legal obligation and, with respect to any of the foregoing items described in clauses (a) through (f) above, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed and (g) all obligations of others of the kinds described in the preceding clauses (a),
(b), (c), (d) or (e) assumed by or guaranteed by the Company and the obligations of the Company under guarantees of any such obligations; and (ii) any amendments, renewals, extensions, deferrals, modifications, refinancing and refunding of any of the foregoing. "Senior Indebtedness" shall not include: (i) indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (a) is junior in right of payment to the Notes or (b) ranks pari passu in right of payment with the Notes, (ii) any repurchase, redemption or other obligation in respect of Disqualified Capital Stock, (iii) any indebtedness of the Company to any Subsidiary of the Company or to any Affiliate of the Company, (iv) any indebtedness incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables (which are unsecured) or other current liabilities (other than for borrowed money) or deferred revenue and deposits of the Company on the books of the Company (other than the current portion of any long-term indebtedness of the Company that but for this clause
(iv) would constitute Senior Indebtedness), (v) any indebtedness of or amount owed by the Company to employees for services rendered to the Company or in connection with the severance of employment, (vi) any liability for Federal, state, local or other taxes owing or owed by the Company or (vii) obligations in respect of the Notes.

OPTIONAL REDEMPTION

         The Notes are redeemable at the Company's option in whole or from time to time in part, upon not less than 20 nor more than 65 days' notice mailed to each Holder of the Notes to be redeemed at such Holder's address appearing in the Note Register, on any date on or after October 31, 2000 and prior to maturity.

         The Redemption Prices (expressed as a percentage of the principal amount) are as follows for the 12-month period beginning October 31 of the years indicated:

               YEAR                                                PERCENTAGE
               ----                                                ----------
               2000                                                   104.00%
               2001                                                   102.00%

         and thereafter at 100% of principal amount, together with accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

         No sinking fund is provided for the Notes.

EVENTS OF DEFAULT

         The following will be Events of Default under the Indenture: (i) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;
(ii) failure to pay any interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iv) failure to perform or breach of any other covenant of the Company in the Indenture, which continues for 60 days after written notice as provided in the Indenture; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to the Trustee being offered reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right by written instruction to the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default (other than an Event of Default specified in clause (v) above) shall occur and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default specified in clause (v) shall occur, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings, (ii) such Holder has offered to the Trustee reasonable indemnity, (iii) the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of (a) payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note, (b) the right to require repurchase of such Note or (c) the right to convert such Note in accordance with the Indenture.

         The Indenture provides that the Company will deliver to the Trustee, within 90 days after the end of each fiscal year and within 90 days after the end of each six-month period after the end of each fiscal year, an officers' certificate, stating as to each signer thereof that he or she is familiar with the affairs of the Company and whether or not to his or her knowledge the Company is in default in the performance and observance of any of the Company's obligations under the Indenture and if the Company shall be in default, specifying all such defaults of which he or she has knowledge and the nature and status thereof.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company, without the consent of the Holders of any of the Notes under the Indenture, may consolidate with or merge into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, provided that (i) the successor is a Person organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Company, assumes the Company's obligations on the Notes and under the Indenture; (iii) after giving effect to the transaction no Event of Default, and no event after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; (iv) the Company or the surviving person (if other than the Company) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) greater than or equal to the Consolidated Net Worth of the Company immediately preceding the transaction and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this covenant and that all conditions precedent herein provided for relating to such transaction have been complied with.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Capital Stock).

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Note affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on any Note or, once a Company Notice has been sent following a Repurchase Event, the Repurchase Date; (ii) reduce the principal amount of, or the premium or interest on any Note or the price payable upon the repurchase of any Note in connection with a Repurchase Event; (iii) change the place of payment where, or currency in which, any Note or any premium or interest thereof is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (v) adversely affect the right to convert the Notes; (vi) adversely affect the right to cause the Company to repurchase the Notes; (vii) modify the subordination provisions in a manner adverse to the Holders of the Notes; (viii) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture; or (ix) modify any of the provisions of the Indenture governing the waiver of Defaults and Events of Default, except to increase the percentage of aggregate principal amount of Outstanding Notes referred to in such provisions.

         The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default or right under the Indenture, except (i) a default in payment of principal, premium or interest, (ii) the right of a Holder to have a Note repurchased or to convert the Note or (iii) with respect to any covenant or provision of the Indenture that requires the consent of the Holder of each Outstanding Note affected.

REPURCHASE AT OPTION OF HOLDERS UPON A REPURCHASE EVENT

         The Indenture provides that if a Repurchase Event occurs after initial issuance of the Notes, each Holder of the Notes shall have the right (which right may not be waived by the Board of Directors or the Trustee) at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 calendar days after the date of the Company Notice (as defined below), for cash at a price equal to 101% of the principal amount of such Notes to be repurchased (the "Repurchase Price"), together with accrued interest to the Repurchase Date.

         Within 15 calendar days after the occurrence of a Repurchase Event, the Company is obligated to mail all Holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Repurchase Event and of the repurchase right arising therefrom. The Company must deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, the Holder of such Note must deliver on or before the fifth day preceding the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right (except that the right of the Holders to convert such Notes shall continue until the close of business on the last Trading Day preceding the Repurchase Date), together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

         A Repurchase Event will be deemed to have occurred at such time after initial issuance of the Notes if:

         (i) any Person (including any syndicate or group deemed to be a "Person" under Section 13(d)(3)of the Exchange Act), other than the Company, any subsidiary of the Company or any current or future employee or director benefit plan of the Company or any subsidiary of the Company or any entity holding capital stock of the Company for or pursuant to the terms of such plan, or an underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of the Company, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors;

         (ii) the Company sells or transfers all or substantially all of the assets of the Company to another Person;

         (iii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company (other than a merger (a) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, (b) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which the stockholders of the Company immediately prior to such transaction owned, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting stock of the Company resulting from the transaction, such stock to be owned by such stockholders in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such transaction);

         (iv) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

         (v) the Common Stock of the Company is the subject of a "Rule 13e-3 transaction" as defined under the Exchange Act.

         provided, however, that a Repurchase Event shall not be deemed to have occurred if the Daily Market Price per share of the Common Stock for any ten Trading Days within the period of twenty consecutive Trading Days ending immediately before a Repurchase Event shall equal or exceed 120% of the Conversion Price of such Notes in effect on each such Trading Day. A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture.

         The right to require the Company to repurchase the Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. The occurrence of a Repurchase Event would most likely constitute an event of default under the Company's credit facility with First Union. See "Subordination" above. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Notes upon a Repurchase Event may be limited by certain financial covenants contained in the Company's then existing debt obligations.

         Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of any issuer tender offer and may apply in the event that the repurchase option becomes available to the Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

         The repurchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

         Except as described above with respect to a Repurchase Event, the Indenture does not contain provisions permitting the Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Subject to the limitation on mergers and consolidations described above, the Company, its management or its subsidiaries could, in the future, enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Repurchase Event under the Indenture, but that would increase the amount of Senior Indebtedness (or any other Indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets. Under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

         If a Repurchase Event were to occur, there is no assurance that the Company would have sufficient funds to repurchase all Notes tendered by the Holders thereof or to make any principal, premium, if any, or interest payments otherwise required by the Notes.

         As noted above, one of the events that constitutes a Repurchase Event under the Indenture is a sale or other transfer of all or substantially all of the assets of the Company. The Indenture will be governed by New York law, and the definition under New York law of "substantially all" of the assets of a corporation varies according to the facts and circumstances of the transaction. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the transaction constituted a Repurchase Event.

SATISFACTION AND DISCHARGE

         The Company may, subject to certain conditions, discharge its obligations under the Indenture while the Notes remain outstanding if all outstanding Notes have become due and payable and the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

REPORTS

         In addition to complying with any applicable legal requirements, the Company will deliver to the Holders of record, and to any beneficial owners so requesting, annual reports containing audited consolidated financial statements with a report thereon by the Company's independent auditors.

GOVERNING LAW

         The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

         A successor Trustee may be appointed in accordance with the terms of the Indenture.

MISCELLANEOUS

         Holders of Notes will not have preemptive rights. The Company has agreed to at all times reserve and keep available out of its authorized and unissued Common Stock and/or issued shares of Common Stock held in its treasury, solely for issuance upon the conversion of the Notes, such number of shares of Common Stock as will from time to time be deliverable upon the conversion of the Notes then outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

         Notes initially sold to qualified institutional buyers ("Rule 144A Notes") were represented by one or more Notes in registered, global form (collectively, the "Global Notes"). The Global Notes were deposited on October 30, 1997, the date of the Closing of the Sale of the Notes (the "Closing Date") with or on behalf of The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

         Notes sold to institutional accredited investors ("Other Notes") were issued in registered, certificated (i.e., non-global) form. Other Notes may not be exchanged for beneficial interests in any Global Notes except in the limited circumstances described below. See "--Exchange of Certificated Notes for Book-Entry Notes."

         Rule 144A Notes (including beneficial interests in the Global Notes) and Other Notes are subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

         DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by Loewenbaum & Co. Incorporated (the "Placement Agent") with portions of the principal amount of the Global Notes and
(ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

         Investors in the Global Notes may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes" and "--Exchange of Certificated Notes for Book-Entry Notes."

         Except as described below, owners of interests in the Global Notes will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

         Payments in respect of the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or

Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

         Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form and to distribute such Notes to its Participants.

         The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believe to be reliable, but neither the Company nor the Placement Agent takes responsibility for the accuracy thereof.

         Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

         A Global Note is exchangeable for Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Indenture. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the legend referred to in "Notice to Investors", unless the Trustee determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

         Other Notes, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Note unless such exchange occurs in connection with a transfer of such Other Notes and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Notes held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Interest Payment Dates or in respect of the Notes that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Trustee and any co-paying agent chosen by the Trustee and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Trustee and the Company. In the event that the Trustee shall no longer be the Paying Agent, the Company shall appoint a successor (which shall be a bank or trust company acceptable to the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

         The Trustee will act as registrar and transfer agent for the Notes.

         Registration of transfers of the Notes will be effected without charge by or on behalf of the Company, upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Company will not be required to register or cause to be registered the transfer of the Notes after they have been called for redemption.

                               REGISTRATION RIGHTS

         Pursuant to the Registration Rights Agreement between the Company and the Placement Agent, the Company has filed with the Commission a registration statement (the "Shelf Registration Statement") on Form S-3, of which this Prospectus forms a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfied certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Additionally, the Company will use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the Notes or Common Stock issuable upon conversion thereof have been sold thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement. Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Common Stock until the date on which such Note or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Note or underlying shares of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

         The Company will provide to each holder copies of the prospectus that is a part of this Shelf Registration Statement, notify each such holder when the Shelf Registration Statement is effective and take certain other actions as are required to permit unrestricted resales of the Securities. A holder that sells Securities pursuant to the Shelf Registration Statement is required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

         The Company is permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances. Each holder of the Securities will be deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes any statement in the prospectus which is part of the Shelf Registration Statement untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of the Securities pursuant to such prospectus until the Company has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Securities may be resumed, as the case may be. If the Company shall give such notice to suspend the sale of the Securities, it shall extend the relevant period referred to above during which the Company is required to keep effective the Shelf Registration Statement by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the the Securities or to and including the date on which the Company has given notice that the sale of the Securities may be resumed, as the case may be.

         If the Company fails to comply with the Registration Rights Agreement or the Shelf Registration Statement fails to become effective, then the Company will pay liquidated damages (the "Liquidated Damages") to each holder of the Securities which are "restricted" securities under the Securities Act as follows:

              (i) if the Shelf Registration Statement is not filed with the Commission on or prior to the 60th day after the Issue Date, then commencing on the day after such required filing date, Liquidated Damages shall be payable in an amount equal to $.05 per week per $1,000 principal amount of Notes and $1,000 principal amount of Notes and $.01 per week per share (subject to adjustment in the event of stock splits or consolidations, stock dividends and the like) of Common Stock issuable upon the conversion of the Notes; or

              (ii) if a Shelf Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Issue Date, then, commencing on the 121st day after the Issue Date, additional Liquidated Damages shall be payable in an amount equal to $.05 per week per $1,000 principal amount of Notes and $.01 per week per share (subject to adjustment as set forth above) of Common Stock issuable upon the conversion of the Notes; or

              (iii) if the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Notes or Common Stock issuable pursuant to the conversion thereof have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement), then additional Liquidated Damages shall be payable in an amount equal to $.05 per week per $1,000 principal amount of Notes and $.01 per week per share (subject to adjustment as set forth above) of Common Stock issuable upon the conversion of the Notes, commencing on the date such Shelf Registration Statement ceases to be effective;

         provided however, that the Liquidated Damages rate on the Notes or Common Stock issuable pursuant to the conversion thereof may not exceed in the aggregate $.10 per week per $1,000 principal amount of Notes and $.02 per week per share (subject to adjustment as set forth above) of Common Stock issuable upon the conversion of the Notes; provided, further, however, that (1) upon the filing of a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of a Shelf Registration Statement (in the case of clause
(ii) above), or (3) upon the effectiveness of the Shelf Registration which had ceased to remain effective (in the case of clause (iii) above), the obligation to pay Liquidated Damages as a result of such clause, as the case may be, shall cease to accrue.

         Any amounts of Liquidated Damages due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on April 30 or October 31 of each year to the Holders of record on the fifteenth day of the month in which the relevant payment date falls.

         The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.0001 per share. As of December 5, 1997, 13,729,802 shares of Common Stock are issued and outstanding. Holders of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock. The Company's Restated Articles of Incorporation and Restated Bylaws do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting, which means that holders of a majority of the voting power may elect all of the directors.

         For additional information with respect to the Common Stock, see the Company's registration statement on Form 8-A filed with the Commission on September 4, 1996 and incorporated by reference herein.

PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). As of the date hereof, there were no shares of Preferred Stock issued and outstanding. Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors, without obtaining shareholder approval, could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock. The issuance of Preferred Stock could also be used as an antitakeover measure by the Company without any further action by the shareholders.

DIVIDEND POLICY

         Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

                              SELLING SHAREHOLDERS

         The Notes were originally issued by the Company through the Placement Agent to the Selling Shareholders in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Placement Agent to be "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and to a limited number of institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act). The Selling Shareholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Shares.

         Set forth below are the names of each Selling Shareholder, the principal amount of Notes that may be offered and sold by such Selling Shareholder pursuant to this Prospectus and (if one percent or more) the percentage of such Notes owned as of December 5, 1997, the number of Shares that may be offered and sold by such Selling Shareholder pursuant to this Prospectus and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Shareholder after conversion of the Notes.

         Any or all of the Notes or Shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Shareholders from time to time. Accordingly, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Shareholders upon consummation of any such sales. In addition, the Selling Shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                                                   NUMBER OF SHARES          PERCENTAGE
                                                                                    INTO WHICH THE        OF COMMON STOCK
                                        PRINCIPAL AMOUNT     PERCENTAGE OF NOTES       NOTES ARE         AFTER CONVERSION OF
                NAME                        OF NOTES            OUTSTANDING          CONVERTIBLE(1)         THE NOTES(2)
--------------------------------     ---------------------   -------------------  -------------------   --------------------
Franklin Templeton Group............    $ 19,000,000               41.30                2,620,690              16.03%

Pecks Management Partners..........       13,500,000               29.34                1,862,069              11.94

IDS American Express................       4,000,000                8.70                  551,724               3.86

Dean Witter Intercapital............       4,000,000                8.70                  551,724               3.86

Putnam Investments..................       4,000,000                8.70                  551,724               3.86

Carret and Company, Inc.............       1,500,000                3.26                  206,897               1.48

  --------------------
 *   Less than one percent.

(1) Assumes conversion of the full amount of Notes held by such Selling Shareholder at the initial conversion price of $7.25 per share; such conversion price is subject to adjustment as described under "Description of Notes-- Conversion Rights." Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) The percentage of Common Stock after conversion of the Notes represents the percentage of the Common Stock each Selling Shareholder will have after treating as outstanding the number of Shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Shareholder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other Selling Shareholder. These percentages are based on 13,729,802 shares of Common Stock that were issued and outstanding as of December 5, 1997 before taking into account any of the assumed conversions.

                              PLAN OF DISTRIBUTION

         The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

         The Company will not receive any of the proceeds from the offering of the Notes and the Shares by the Selling Shareholders. The Company has been advised by the Selling Shareholders that the Selling Shareholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Shareholders may from time to time offer the Notes or Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Shareholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.

         The Notes and Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         The outstanding Common Stock is listed for trading on the AMEX and the Shares have been approved for listing on the AMEX upon notice of issuance. The Selling Shareholders have advised the Company that they are making and currently intend to continue making a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Selling Shareholders. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, no assurance can be given that any market for the Notes will be developed or maintained. See "Risk Factors -- Absence of Public Market."

         In order to comply with the securities laws of certain states, if applicable, the Notes and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or they comply with an available exemption from the applicable registration or qualification requirement.

         The Selling Shareholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Notes or Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Shareholder will sell any or all of the Notes or Shares described herein, and any Selling Shareholder may transfer, devise or gift such securities by other means not described herein.

         The Notes were originally sold to the Selling Shareholders on October 30, 1997 in a private placement. The Company agreed to indemnify and hold the Selling Shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Company and the Selling Shareholders are obligated to indemnify each other against certain liabilities arising under the Securities Act related to the offer and sale of the Notes and Shares under this Prospectus.

         The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to remain effective for a period of two years from the effective date thereof, or until it is no longer required for transfer of the Notes or the underlying Shares. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Shareholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of this Registration Statement shall be extended. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of a Note and of Common Stock into which the Note may be converted. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury Regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change, possibly retroactively. This summary deals only with a holder that will hold the Note and the Common Stock into which the Note may be converted as a "capital asset" (within the meaning of section 1221 of the Code) and that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Note or Common Stock.. This summary does not purport to be a complete analysis of all the potential tax considerations relevant to a particular investor and does not address tax considerations applicable to an investor that may be subject to special tax rules, like a bank, tax-exempt organization, insurance company, dealer in securities or currencies, or a person that will hold a Note or Common Stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made in this summary, and there can be no assurance that the IRS will agree with these statements.

         A PROSPECTIVE INVESTOR CONSIDERING THE PURCHASE OF A NOTE SHOULD CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO HIS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PAYMENT OF INTEREST

         Interest on a Note generally will be includable in the income of a Holder as ordinary income at the time the interest is received or accrued in accordance with the Holder's method of accounting for U.S. federal income tax purposes. The Notes were not issued with original issue discount ("OID") within the meaning of the Code.

SALE, EXCHANGE OR REDEMPTION OF A NOTE

         Upon a sale, exchange or redemption of a Note, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the Holder's cost for the Note, increased by any market discount taken into income by the Holder or decreased by the amount of any bond premium amortized by the Holder. Subject to the market discount rules discussed below, gain or loss recognized by a Holder will be capital gain or loss. Capital gain recognized by certain noncorporate Holders is taxed at preferential rates that will vary depending on whether the Note has been held for more than one year or 18 months on the date of disposition.

CONSTRUCTIVE DIVIDEND

         If at any time (i) the Company distributes cash or property to its shareholders or purchases Common Stock, and the distribution or purchase is taxable as a dividend to those shareholders for U.S. federal income tax purposes (e.g., a distribution of cash, evidences of indebtedness or other assets of the Company, but generally not a distribution of stock or rights to subscribe for stock paid on Common Stock) and (ii) pursuant to the anti-dilution provision of the Indenture or at the discretion of the Company the conversion rate of the Notes is increased, the increase in conversion rate may be treated as a constructive distribution to Holders of Notes (pursuant to section 305 of the Code). A constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "--Dividends." A Holder of a Note therefore could have taxable income as a result of an event pursuant to which he receives no cash or property.

CONVERSION OF A NOTE

         A Holder of a Note generally will not recognize any income, gain or loss upon conversion of a Note into shares of Common Stock except with respect to the receipt of either cash in lieu of a fractional share of Common Stock or cash or Common Stock attributable to accrued interest on the converted Note. A Holder's tax basis in the Common Stock received on conversion of a Note will be the same as the Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest). The holding period for the shares of Common Stock received on conversion generally will include the holding period of the Note converted. Cash received in lieu of a fractional share of Common Stock upon conversion of a Note will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the Holder's adjusted tax basis in the fractional share).

MARKET DISCOUNT

         If a Note is acquired at a "market discount," some or all of the gain realized upon a disposition or payment upon the Note's maturity may be treated as ordinary income. Subject to a DE MINIMIS exception, "market discount" with respect to a Note will be equal to the excess of (i) the stated redemption price at maturity of the Note over (ii) the holder's tax basis in the Note immediately after acquisition. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder so elects, on a constant interest method. Upon any subsequent disposition of the Note (other than in connection with certain nonrecognition transactions, e.g., the conversion to Common Stock), the lesser of (i) gain realized on the disposition and (ii) the market discount that accrued while the Holder held the Note will be treated as ordinary income at the time of the disposition. A Holder may elect to include market discount in income currently in lieu of including accrued market discount in income at the time of disposition. A Holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction, unless the Holder elects to include accrued market discount in income currently. If a Holder acquires a Note at a market discount and receives Common Stock upon conversion of the Note, the amount of accrued market discount with respect to the converted Note through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

AMORTIZABLE BOND PREMIUM

         If a Holder of a Note purchases it at a cost that is in excess of the amount payable on maturity of the Note, that excess may be treated as "amortizable bond premium" that is allocated among the interest payments on the Note using a constant interest rate method over the remaining term of the Note. The amount allocated to each interest payment would be applied against and offset a portion of the income from that interest payment, with a corresponding reduction in the Holder's basis in the Note. The interest offset would be available only if an election under section 171 of the Code is made or is in effect. The election would apply to all debt instruments held or subsequently acquired by the electing Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount of the premium attributable to the conversion feature of the Note must be eliminated in determining the amount of any amortizable bond premium.

DIVIDENDS

         A cash distribution paid on Common Stock will be treated as a dividend, taxable as ordinary income to the Holders, to the extent of the Company's current and accumulated earnings and profits. To the extent a distribution on Common Stock exceeds the Company's current and accumulated earnings and profits, a Holder will treat the distribution on each share of Common Stock as a nontaxable reduction in the Holder's basis in that share to the extent thereof and thereafter as capital gain. A dividend paid to a Holder that is a U.S. corporation may qualify for a dividends received deduction.

SALE OF COMMON STOCK

         Upon a sale or exchange of Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) the Holder's adjusted tax basis in the Common Stock. Capital gain recognized by certain noncorporate Holders is taxed at preferential rates that will vary depending on whether the Common Stock has been held for more than one year or 18 months on the date of disposition. A Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to payments to certain noncorporate Holders of principal of, premium, if any, and interest on a Note, payments of dividends on Common Stock and payments of the proceeds of a sale of a Note or Common Stock. A 31% backup withholding tax may apply to any of those payments if the Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly or (iii) under certain circumstances fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against the Holder's U.S. federal income tax and may entitle the Holder to a refund provided the required information is furnished to the IRS.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock of Common Stock being offered hereby will be passed upon by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         The accounting firm of Arthur Andersen LLP ("Arthur Andersen") represented pre-Merger Zanart as its independent accountants during fiscal years 1996 and 1995 and was dismissed by the Board of Directors on November 15, 1996 in connection with the Merger. During the fiscal years ended 1996 and 1995 and subsequent interim period, there were no disagreements between pre-Merger Zanart and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Arthur Andersen's reports on the financial statements of pre-Merger Zanart for the fiscal years ended 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") represented pre-Merger Continucare as its independent accountants during the period from February 12, 1996 (inception) to June 30, 1996 and was appointed as the Company's independent accountants by the Board of Directors for fiscal year 1997. There have been no reported disagreements on any matter of accounting principles or practice or financial statement disclosure at any time during the period that operations have been audited by Deloitte & Touche.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

DOCTORS HEALTH GROUP

Combined Balance Sheet as of
September 30, 1997 (Unaudited)...............................................F-2

Combined Statement of Income for
the Nine-Month Period Ended
September 30, 1997 (Unaudited)...............................................F-3

Combined Statement of Stockholders' Equity
as of September 30, 1997
(Unaudited)..................................................................F-4

Combined Statement of Cash
Flows for the Nine-Month
Period Ended September 30, 1997
(Unaudited)..................................................................F-5

Notes to Unaudited Combined
Financial Statements ........................................................F-6

DHG ENTERPRISES, INC. D/B/A DOCTOR'S HEALTH GROUP
AND DOCTOR'S HEALTH PARTNERSHIP, INC.

COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 1997 (UNAUDITED)
------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                   $     750,937
     Foundation IBNR receivable                                        845,634
     Accounts receivable - Foundation                                  571,547
     Accounts receivable                                                54,908
     Prepaid expenses and other                                         59,435
                                                                 -------------
              Total current assets                                   2,282,461

     Medical Reserve Fund                                                   --
     Property and equipment, net                                       285,737
     Security deposits                                                  24,477
                                                                 -------------

              Total assets                                       $   2,592,675
                                                                 =============


   LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable and other accrued expenses                 $     118,371
     Accrued medical claims, including amounts incurred
       but not reported                                                961,258
     Current installments of long-term debt                             12,046
                                                                 -------------
              Total current liabilities                              1,091,675

   DEFERRED INCOME TAXES                                                41,809
                                                                 -------------
              Total liabilities                                      1,133,484
                                                                 -------------

   STOCKHOLDERS' EQUITY:
     Capital stock                                                         400
     Retained earnings                                               6,777,254
     Advances to stockholders                                       (5,318,463)
                                                                 -------------
              Total stockholders' equity                             1,459,191

   COMMITMENTS AND CONTINGENCIES (Notes 4,7)                                --
                                                                 -------------

              Total liabilities and stockholders' equity         $   2,592,675
                                                                 =============



See accompanying notes to unaudited combined financial statements.

DHG ENTERPRISES, INC. D/B/A DOCTOR'S HEALTH GROUP
AND DOCTOR'S HEALTH PARTNERSHIP, INC.

COMBINED STATEMENT OF INCOME
NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)
------------------------------------------------------------------------------

   CAPITATION REVENUES                                          $   11,952,627
                                                                --------------

   MEDICAL EXPENSES:
      Physician services                                               512,314
      Hospital and other medical services                            7,067,112
      Medical supplies                                                  32,330
                                                                --------------

              Total medical expenses                                 7,611,756
                                                                --------------

   GROSS PROFIT                                                      4,340,871
                                                                --------------

   OPERATING EXPENSES:
      Salaries and related benefits                                  1,486,090
      Operating and administrative fees                                894,205
      Depreciation and amortization                                     72,050
                                                                --------------

              Total operating expenses                               2,452,345
                                                                --------------

   OTHER INCOME                                                         21,714
                                                                --------------

   NET INCOME                                                   $    1,910,240
                                                                ==============



See accompanying notes to unaudited combined financial statements.

DHG ENTERPRISES, INC. D/B/A DOCTOR'S HEALTH GROUP
AND DOCTOR'S HEALTH PARTNERSHIP, INC.


COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
AS OF SEPTEMBER 30, 1997 (UNAUDITED)
-------------------------------------------------------------------------------

                                                                                                TOTAL
                                                             RETAINED        ADVANCES TO     STOCKHOLDERS'
                                          CAPITAL STOCK      EARNINGS       STOCKHOLDERS        EQUITY

   BALANCE, DECEMBER 31, 1996              $      400       $4,867,014    $  (3,275,362)    $  1,592,052

   NET INCOME                                      --        1,910,240               --        1,910,240

   ADVANCES TO STOCKHOLDERS                        --               --       (2,043,101)      (2,043,101)
                                           ----------       ----------    -------------     ------------

   BALANCE, SEPTEMBER 30, 1997             $      400       $6,777,254    $  (5,318,463)    $  1,459,191
                                           ==========       ==========    =============     ============


See accompanying notes to unaudited combined financial statements.

DHG ENTERPRISES, INC. D/B/A DOCTOR'S HEALTH GROUP
AND DOCTOR'S HEALTH PARTNERSHIP, INC.

COMBINED STATEMENT OF CASH FLOWS
NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)
-------------------------------------------------------------------------------

   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                     $1,910,240
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization expense                                          72,050
         Gain on disposal of fixed assets                                               (4,370)
         (Increase) decrease in assets:
            Foundation IBNR receivable                                                 109,742
            Accounts receivable - Foundation                                           517,157
            Accounts receivable                                                         21,235
            Prepaid expenses and other assets                                          (34,904)
            Medical reserve fund                                                       237,994
         Increase (decrease) in liabilities:
            Accounts payable and other accrued expenses                                 (2,994)
            Accrued medical claims, including amounts
               incurred but not reported                                              (109,742)
                                                                                    ----------
              Net cash flows provided by operating activities                        2,716,408
                                                                                    ----------

   CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures                                                             (35,884)
      Proceeds from disposal of fixed assets                                            14,942
                                                                                    ----------
              Net cash used in investing activities                                    (20,942)
                                                                                    ----------

   CASH FLOWS FROM FINANCING ACTIVITIES:
      Advances to stockholder                                                       (2,043,101)
      Principal reduction of long-term debt                                            (13,300)
                                                                                    ----------
              Net cash used in financing activities                                 (2,056,401)
                                                                                    ----------

   INCREASE IN CASH AND CASH EQUIVALENTS                                               639,065

   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      111,872
                                                                                    ----------

   CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $  750,937
                                                                                    ==========

   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for interest                                         $    1,069
                                                                                    ==========


See accompanying notes to unaudited combined financial statements.

DHG ENTERPRISES, INC. D/B/A DOCTOR'S HEALTH GROUP
AND DOCTOR'S HEALTH PARTNERSHIP, INC.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997
------------------------------------------------------------------------------


1.    ORGANIZATION AND OPERATIONS

      ORGANIZATION - The accompanying combined financial statements are comprised of the following entities, affiliated through common ownership and management: DHG Enterprises, Inc. d/b/a Doctor's Health Group ("DHG") and Doctors' Health Partnership, Inc. ("DHP") (collectively, the "Company").

      DHG was incorporated under the laws of the state of Florida on November 30, 1987 and is headquartered in Miami, Florida. DHG changed its name to DHG Enterprises, but is still d/b/a DHG. DHG owns and manages the DHG Northwest center ("Northwest"), DHG Cutler Ridge center ("Cutler Ridge"), DHG Hialeah center ("Hialeah"), DHG Douglas Center ("Douglas"), and the Flagler/Northwest center ("Flagler"). (Note: these centers are d/b/a Doctor's Medical Centers.)

      DHP was incorporated under the laws of the state of Florida on December 3, 1987. This company is a subprovider for members assigned to DHG. DHP contracts with seven physicians and a medical center managed by an unaffiliated company for capitated services.

      NATURE OF OPERATIONS - The Company operates in the state of Florida, providing health care services subject to an affiliated provider agreement entered into with Foundation Health Services, Inc., formerly known as Care Florida, Inc. ("Foundation"), a health maintenance organization. For the nine-month period ended September 30, 1997, substantially all of the Company's revenue was derived from the provider agreement with Foundation. DHG contracts with Dare to Care, Inc. ("DTC"), another entity affiliated through common ownership and management, which owns and manages the DHG Weschester Center. The DHG Weschester Center is d/b/a Primecare Medical Center. Health services are provided to Foundation members through DHG, DHP and DTC's primary care medical centers and its network of physicians and health care specialists.

      AFFILIATED PROVIDER AGREEMENTS - Effective July 1, 1995, DHG and DHP entered into provider agreements with Foundation which will continue until June 30, 2002 unless the Company fails to meet certain provisions of the agreements. Should the Company or Foundation fail to meet the provisions, either party gets 30-days' written notice to provide a program to correct any deficiency. Failure to correct the deficiency within the allowed time may result in termination of the agreement.

      Services to be provided by the Company's centers include medical and minor surgical services, including all procedures furnished in a physician's office such as X rays, blood work, drugs, medical supplies and other incidentals. The Company is responsible for providing all such services and for directing and authorizing all other care, including emergency and inpatient care for Foundation members. The Company is financially responsible for all out-of-area care rendered to a member and to provide direct care as soon as the member is able to return to the designated medical center.

      Foundation has agreed to pay the Company monthly for services provided to members based upon a predetermined amount per member ("capitation") for primary care and other services not provided in a Hospital facility as defined by the contract. DHG shares equally in any profits or losses with Foundation. Foundation has also agreed to share equally with the Company in income or loss determined on a quarterly basis for services provided to members based upon a capitation for hospital-based services and other services defined by the contract.

      Foundation IBNR Receivable and Claims Reserve Funds - Foundation withholds certain amounts each month from the Company's Part A and Part B funds in order to cover claims incurred but not reported or paid. The amount is used by Foundation to pay the Company's Part A and Part B claims. The amounts withheld by Foundation to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Foundation.

      ACCOUNTS RECEIVABLE FOUNDATION - This amount includes DHG's share of net income for the quarters ended March 31, June 30 and September 30. In addition, Foundation withholds certain amounts, referred to as the "Medical Reserve Fund." The amount withheld is used to cover deficits for final settlement with DHG upon termination of the Foundation agreement.

      INDEPENDENT PHYSICIAN CONTRACTS - The Company has entered into contracts with various independent physicians to provide primary care, specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Prepaid physicians-service costs are based upon a fixed fee per member payable on a monthly basis. Such costs are presented in the accompanying unaudited combined statements of income as hospital and other medical services.

      MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE - The Company is uninsured with respect to medical malpractice risk. The Company has not identified any unasserted claims under its incident-reporting system as of September 30, 1997. No accrual for possible losses attributed to incidents that may have accrued but that have not been identified under the incident-reporting system have been made, because the amount, if any, is not reasonably estimable.

      REINSURANCE - The Company participates in Foundation's pooled reinsurance program. Under the terms of the program, the Company is reinsured for 80 percent of eligible claims which exceed a $30,000 deductible per member per calendar year. The per-member per month premium is $12.58 and $3.12 for each Medicare and commercial member, respectively. In the event that the pooled catastrophic fund is in a deficit at December 31, the deficit will be recovered through future premium adjustments.

      MEMBERSHIP - Foundation members assigned to the Company's centers are comprised of approximately 2,030 Medicare members and 592 commercial members, respectively, at September 30, 1997.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION - The accompanying combined financial statements include the accounts of all the companies listed in Note 1 which are related through common ownership and management. All significant intercompany balances and transactions have been eliminated in the accompanying unaudited combined financial statements.

      REVENUE AND MEDICAL COST RECOGNITION - Revenue from Foundation for primary care (Primary-Care Capitation) is recognized monthly on the basis of the number of members assigned to each center at the contractually agreed-upon rates. Revenue, as per Part A and Part B funds, is recorded quarterly. The Company receives quarterly payments from Foundation after all expenses are paid by Foundation on behalf of the Company, including estimated claims incurred but not reported, and claims-reserve-fund balances have been determined. In addition to Foundation payments, the Company receives copayments from commercial members for each office visit depending upon the specific plan and options selected. Services provided to non-Foundation members are on a fee-for-service basis as patients are seen.

      Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims are based on costs incurred for services rendered prior to or on the balance sheet date. Included are services incurred but not reported as of the balance sheet date based on a reasonable estimate of such costs.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line basis over the estimated useful lives of the assets. Depreciation on leasehold improvement is calculated on the straight-line basis over the lease term.

      INCOME TAXES - DHG has elected S corporation status, which passes the tax effects of the corporations' operations directly to the stockholders. Therefore, no provision for income taxes has been recorded for this corporation.

      DHP accounts for income taxes under the asset and liability method according to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      CHANGE IN ACCOUNTING STANDARDS - Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income will be implemented for the Company's 1998 fiscal year. This Statement establishes standards for the reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of financial statements.

      In addition, the Company will implement SFAS 131, Disclosures About Segments of an Enterprise and Related Information during the Company's 1998 fiscal year. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers.

      These statements are not expected to have a material impact on the Company's financial position, operating results, or cash flows.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of cash on deposit and money market funds with an initial term of less than three months.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash and cash equivalents, Foundation IBNR, accounts receivable - Foundation, prepaid assets, accounts payable and other accrued expenses, accrued medical claims, and debt approximates fair value because of the short maturity of these instruments.

      USE OF ESTIMATES - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following at September 30, 1997:

                                                                      ESTIMATED
                                                                    USEFUL LIVES
      Medical and office equipment                  $  462,305       5-7 years
      Leasehold improvements                           302,667         5 years
      Automobiles                                      292,332         5 years
                                                    ----------

                                                     1,057,304

      Less accumulated depreciation                   (771,567)
                                                    ----------
      Property and equipment, net                   $  285,737
                                                    ==========

4.    LEASES

      Future minimum lease payments required under noncancelable operating leases at September 30, 1997 for each of the five succeeding years and thereafter are as follows:


     YEAR ENDING
      JUNE 30,

         1998                                         $254,523
         1999                                          188,103
         2000                                           94,931
                                                      --------
           Total                                      $537,557
                                                      ========


      Rental expense incurred under operating leases for the nine-month period ended September 30, 1997 amounted to approximately $219,000. Included in rent expense for the nine-month period ended September 30, 1997 is approximately $114,000 of payments made to an affiliated company for rent of the Company's corporate headquarter and certain centers.

5.    CAPITAL STOCK

      The shares' authorized, issued, stock par value, and additional paid-in capital for each of the combined companies as of September 30, 1997 is as follows:


                                      STOCK                          PAR VALUE        STOCK TOTAL
                                    AUTHORIZED        ISSUED         PER STOCK        PAR VALUE

      DHG                            50,000           20,000            .01              $  200
      DHP                            50,000           20,000            .01                 200
                                                                                         ------
                                                                                         $  400
                                                                                         ======

6.    RELATED PARTY TRANSACTIONS

      The Company paid management fees of $862,500 during the nine-month period ended September 30, 1997 to a stockholder. Such fees are included in the unaudited combined statement of income as salaries expense.

      Advances to stockholders at September 30, 1997 amounted to $5,318,463. Such advances are a component of stockholders' equity and bear no interest. The Company paid rent to an affiliated company (see Note 4).


7.    COMMITMENTS AND CONTINGENCIES

      GOVERNMENTAL REGULATION - The Company's operations have been and may continue to be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on the Company.


      DISTRIBUTIONS - Florida statutes permit a corporation to make distributions to its stockholders, provided that after giving effect to the distribution, the value of the corporation's assets equals or exceeds the value of its liabilities and the corporation is able to pay its debts as they become due in the usual course of business. If any portion of the distributions were determined to have been not in accordance with the statutes, the directors of the corporation would be liable to pay the corporation the amount of such portion, and the directors in turn would be entitled to contributions from any stockholder who accepted the distribution knowing that it was not made in accordance with the statutes.


                                   * * * * * *

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the offering to which this Registration Statement relates, other than commissions, are to be borne by the Company. All amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee............................                   $ 13,570
Trustees and Transfer Agent Fees...............................................                     75,000
Accounting Fees................................................................                    225,000
Legal Fees.....................................................................                    325,000
Printing Expenses..............................................................                    100,000
Miscellaneous Expense..........................................................                    191,430
                                                                                                  --------
Total..........................................................................                   $930,000
                                                                                                  ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  LIST OF EXHIBITS.


     4.1     Form of certificate evidencing shares of Common Stock,(1)
             (Exhibit 4.1)

     4.2 Indenture, dated as of October 30, 1997, between the Company and American Stock Transfer & Trust Company, as Trustee, relating to 8% Convertible Subordinated Notes Due 2002. (2) (Exhibit 4.1)

     4.3 Registration Rights Agreement, dated as of October 30, 1997, by and between the Company and Loewenbaum & Company Incorporated (2) (Exhibit 4.2)

     5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
              (3)

     12.1     Computation Regarding Ratios of Earnings to Fixed Charges (3)

     23.1     Consent of Deloitte & Touche LLP (3)

     23.2 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (included in Exhibit 5.1)

     24.1 Power of attorney (included in signature page to the Registration Statement).

     25.1 Form T-1 Statement of Eligibility and Qualification of American Stock Transfer & Trust under the Trust Indenture Act of 1939. (3)

Documents incorporated by reference to the indicated exhibit to the following filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934

     (1) Post Effective Amendment No. 1 to the Registration Statement on SB-2 on Form S-3 Registration Statement filed on October 29, 1996.

     (2)      Current Report on Form 8-K dated October 30, 1997.

     (3)      Filed herewith.


ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 23, 1997.

                           CONTINUCARE CORPORATION

                           By:/s/ Charles M. Fernandez
                              -------------------------------------------------
                              Charles M. Fernandez, Chairman of the Board, Chief Executive Officer and President

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles M. Fernandez his true and lawful attorney-in-fact, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

       SIGNATURE                                       TITLE                                          DATE
       ---------                                       -----                                          ----
/s/ Charles M. Fernandez                       Chairman of the Board, Chief Executive           December 23, 1997
--------------------------------------------    Officer and President (principal
Charles M. Fernandez                             executive officer)


/s/ Phillip Frost, M.D.                        Vice Chairman of the Board                       December 23, 1997
--------------------------------------------
Phillip Frost, M.D.

/s/ Maria T. Sosa                              Principal Accounting Officer (principal          December 23, 1997
--------------------------------------------     financial officer and principal
Maria T. Sosa                                    accounting officer)

/s/ Arthur M. Goldberg                         Director                                         December 23, 1997
--------------------------------------------
Arthur M. Goldberg

/s/ Richard B. Frost                           Director                                         December 23, 1997
--------------------------------------------
Richard B. Frost

/s/ Mark J. Hanna                              Director                                         December 23, 1997
--------------------------------------------
Mark J. Hanna

/s/ Elias F. Ghanem, M.D.                      Director                                         December 23, 1997
--------------------------------------------
Elias F. Ghanem, M.D.

/s/ Robert Soros                               Director                                         December 23, 1997
--------------------------------------------
Robert Soros

                                 EXHIBIT INDEX


    NUMBER    DESCRIPTION
    ------    -----------
     5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

     12.1     Computation Regarding Ratios of Earnings to Fixed Charges

     23.1     Consent of Deloitte & Touche LLP

     23.2 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (included in Exhibit 5.1)

     24.1 Power of attorney (included in signature page to the Registration Statement).

     25.1 Form T-1 Statement of Eligibility and Qualification of American Stock Transfer & Trust under the Trust Indenture Act of 1939.